Exhibit 10.20

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of December 4, 2003

Between

ROSE SPE 1, LP,

as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

i

SECTION 4.13.	COMPLIANCE
SECTION 4.14.	FINANCIAL INFORMATION
SECTION 4.15.	CONDEMNATION
SECTION 4.16.	UTILITIES AND PUBLIC ACCESS; PARKING
SECTION 4.17.	SEPARATE LOTS
SECTION 4.18.	ASSESSMENTS
SECTION 4.19.	INSURANCE
SECTION 4.20.	USE OF PROPERTY
SECTION 4.21.	CERTIFICATE OF OCCUPANCY; LICENSES
SECTION 4.22.	FLOOD ZONE
SECTION 4.23.	PHYSICAL CONDITION
SECTION 4.24.	BOUNDARIES
SECTION 4.25.	LEASES AND RENT ROLL
SECTION 4.26.	FILING AND RECORDING TAXES
SECTION 4.27.	MANAGEMENT AGREEMENT
SECTION 4.28.	ILLEGAL ACTIVITY
SECTION 4.29.	CONSTRUCTION EXPENSES
SECTION 4.30.	PERSONAL PROPERTY
SECTION 4.31.	TAXES
SECTION 4.32.	PERMITTED ENCUMBRANCES
SECTION 4.33.	FEDERAL RESERVE REGULATIONS
SECTION 4.34.	INVESTMENT COMPANY ACT
SECTION 4.35.	RECIPROCAL EASEMENT AGREEMENTS
SECTION 4.36.	NO CHANGE IN FACTS OR CIRCUMSTANCES; DISCLOSURE
SECTION 4.37.	INTELLECTUAL PROPERTY
SECTION 4.38.	SURVEY
SECTION 4.39.	EMBARGOED PERSON
SECTION 4.40.	PATRIOT ACT
SECTION 4.41.	FRANCHISE AGREEMENTS.
SECTION 4.42.	GROUND LEASE REPRESENTATIONS
SECTION 4.43.	SURVIVAL; MISCELLANEOUS

ARTICLE 5 BORROWER COVENANTS

SECTION 5.1.	EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS
SECTION 5.2.	MAINTENANCE AND USE OF PROPERTY
SECTION 5.3.	WASTE
SECTION 5.4.	TAXES AND OTHER CHARGES
SECTION 5.5.	LITIGATION
SECTION 5.6.	ACCESS TO PROPERTY
SECTION 5.7.	NOTICE OF DEFAULT
SECTION 5.8.	COOPERATE IN LEGAL PROCEEDINGS
SECTION 5.9.	PERFORMANCE BY BORROWER
SECTION 5.10.	AWARDS; INSURANCE PROCEEDS
SECTION 5.11.	FINANCIAL REPORTING
SECTION 5.12.	ESTOPPEL STATEMENT
SECTION 5.13.	OPERATING LEASE; LEASING MATTERS
SECTION 5.14.	PROPERTY MANAGEMENT
SECTION 5.15.	LIENS
SECTION 5.16.	DEBT CANCELLATION
SECTION 5.17.	ZONING
SECTION 5.18.	ERISA
SECTION 5.19.	NO JOINT ASSESSMENT
SECTION 5.20.	RECIPROCAL EASEMENT AGREEMENTS
SECTION 5.21.	ALTERATIONS

SECTION 20.11.	CROSS COLLATERALIZATION
SECTION 20.12.	TAX DISCLOSURE
SECTION 20.13.	MEZZANINE LOAN AGREEMENTS

v

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of December 4, 2003 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at Bank of America Corporate Center, 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and ROSE SPE 1, LP, a Delaware limited partnership having an address at 450 South Orange Avenue, Orlando, Florida 32801-3336 (together with its successors and/or assigns, “Borrower”).

RECITALS:

WHEREAS, Lender, in its capacity as administrative agent for certain named lenders, including Banc of America Bridge, LLC (Lender and such named lenders, collectively “Original Lenders”) previously made a loan (the “Bridge Loan”) to RFS Partnership, L.P. and RFS Financing Partnership, L.P., collectively, as borrower (collectively, “Original Borrowers”), evidenced by, among other things, (a) a certain Note in the maximum principal amount of $320,000,000.00 (as amended, modified, and in effect from time to time, the “Bridge Note”) and (b) a certain Credit Agreement (as amended, modified and in effect from time to time, the “Credit Agreement”);

WHEREAS, the Bridge Loan was secured by Original Borrowers’ interest in certain properties, including, but not limited to the Properties (as defined below);

WHEREAS, on even date herewith Bridge Lender and Original Borrowers entered into that certain Amended and Restated Renewal Promissory Note in the amount of $130,000,000 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note”), which amended and restated the Bridge Note in its entirety.

WHEREAS, (a) as evidenced by certain deeds of even date herewith, each Original Borrower transferred to Borrower all of its right, title and interest in and to each Property, subject to the lien of the applicable Mortgage (as defined below), and (b) in connection therewith as evidenced by, among other things, a certain Multi-State Loan Assignment, Assumption and Modification Agreement, (the “Loan Modification Agreement”) of even date herewith, each Original Borrower agreed to assign to Borrower and Borrower agreed to assume the obligations of Original Borrowers with respect to the Bridge Loan, the Amended and Restated Loan, the Credit Agreement, the Mortgages and the other documents evidencing the Bridge Loan (the Amended and Restated Note, the Credit Agreement, the Mortgages and all other documents evidencing the Bridge Loan, collectively, the “Bridge Loan Documents”);

WHEREAS, Original Lenders assigned all of their right, title and interest in and to the Bridge Loan, the Amended and Restated Note, the Credit Agreement, the Mortgages and the other Bridge Loan Documents to Lender; and

WHEREAS, Borrower and Lender have agreed to amend and restate the terms of the Bridge Loan and the Bridge Loan Documents pursuant to the terms set forth herein and in the other Loan Documents (as defined below).

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.        DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.

“Acceptable Counterparty” shall mean any counterparty to the Rate Cap that has and shall maintain, until the expiration of the applicable Rate Cap, a credit rating of not less than AA- from S&P and not less than Aa3 from Moody’s.

“Acquired Property” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“Act” shall have the meaning set forth in Section 6.1(c) hereof.

“Additional Replacement” shall have the meaning set forth in Section 9.5(g) hereof.

“Additional Required Repair” shall have the meaning set forth in Section 9.5(f) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Lessee” shall mean, individually or collectively, as the context may require, any operating lessee under an Operating Lease, which is an Affiliate of Borrower and which qualifies as a special purpose entity as defined from time to time by the Rating Agencies, provided that such operating lessee shall be selected in accordance with the terms hereof.  As of the date hereof, the term Affiliated Lessee shall refer to CNL Rose SPE Tenant Corp., a Delaware corporation, the current operating lessee of each Property other than the “Miami Lakes Property” and the “Miami Airport West Property” (each as defined on Schedule A attached hereto), and an Affiliate of Borrower.

“Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or other entity which is an Affiliate of Borrower or Borrower Principal.

“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.

“Agent” shall mean Bank of America, N.A. or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Allocated Loan Amount” shall mean a certain portion of the original principal amount of the Note allocated, solely for the purposes of performing certain calculations hereunder, to each Property, as the same shall be reduced by (a) ratable application of payments of principal made under and in accordance with the terms of this Agreement and the Note, determined based on the Allocated Loan Percentage and/or (b) deemed reductions attributable to any partial prepayment made in connection with a release of a Property pursuant to the provisions of Section 2.4(c)(ii) hereof or in connection with a permitted partial prepayment occurring in connection with a Casualty or Condemnation.  The Allocated Loan Amounts shall at all times equal the then outstanding principal balance of the Note.  The Initial Allocated Loan Amounts are set forth on Schedule A hereto.

“Allocated Loan Percentage” shall mean that proportion, expressed as a percentage, which each Allocated Loan Amount, if any, bears to the outstanding principal balance of the Note.  The sum of the Allocated Loan Percentages shall at all times equal 100%.  The initial Allocated Loan Percentages are as set forth on Schedule A hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” means with respect to any particular Property five percent (5%) of the then Allocated Loan Amount attributable to such Property.

“Annex” shall have the meaning set forth in Section 4.40 hereof.

“Annual Budget” shall mean, individually or collectively, as the context may require, the operating budgets, including all planned capital expenditures, for each Property approved by Lender in accordance with Section 5.11(a)(iv) hereof for the applicable calendar year or other period.

“Assignment of Management Agreement” shall mean, individually or collectively, as the context may require, each Assignment and Subordination of Management Agreement and Consent of Manager and/or other similar agreement (including, without limitation, any subordination, non-disturbance and attornment agreement) executed in connection with each Management Agreement, by and among Lender, Borrower, the applicable Operating Lessee and the applicable Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Property.

“Borrower Principal” shall mean RFS Partnership, L.P., a Tennessee limited partnership.

“Borrower Principal Obligations” shall have the meaning set forth in Section 18.10(c) hereof.

“Breakage Costs” shall have the meaning set forth in Section 2.3(f)(v) herein.

“Bridge Loan” shall have the meaning set forth in the Recitals hereto.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally insured depository institutions in the States of New York or North Carolina or the state in which the offices of the Lender’s servicer and the trustee in the Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed, except that when used with respect to the determination of LIBOR, “Business Day” shall be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Cash Management Account” shall mean an Eligible Account established pursuant to the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement by and among Borrower, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Cash Management Account.

“Casualty” shall have the meaning set forth in Section 8.2.

“Closing Date” shall mean the date of the funding of the Loan.

“Collateral Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 8.4(b).

“Consequential Loss” shall have the meaning set forth in Section 2.3(f)(i).

“Consolidated Tangible Net Worth” means, for Borrower Principal and its Subsidiaries on a consolidated basis as of any date of determination, Partners’ Capital on that date minus Intangible Assets on that date.

“Control” shall have the meaning set forth in Section 7.1 hereof.

“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization,

conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the immediately preceding twelve (12) calendar month period, the ratio, as determined by Lender, of (a) Net Operating Income to (b) the aggregate amount of Debt Service and Mezzanine Debt Service which would be due for the same period based on the principal amount of the Loan and the Mezzanine Loan outstanding as of the date of such determination and calculated at a mortgage constant equal to (i) ten percent (10%) for purposes of determining if an Excess Cash Flow Sweep Period has occurred and/or remains in effect and (ii) for all other purposes ten and one-quarter percent (10.25%).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Note Rate.

“Determination Date” shall mean (a) with respect to any Interest Period prior to the Interest Period within which the Securitization Closing Date occurs, two (2) Business Days prior to the start of the applicable Interest Period; (b) with respect to the Interest Period within which the Securitization Closing Date occurs, (i) for that portion of such Interest Period which ends on the day prior to the Securitization Closing Date, the date that is two (2) Business Days prior to the start of such Interest Period, and (ii) for the remaining portion of such Interest Period which commences on the Securitization Closing Date, the date that is two (2) Business Days prior to the Securitization Closing Date; and (iii) with respect to each Interest Period thereafter, the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Disclosure Document” shall have the meaning set forth in Section 13.5 hereof.

“Doubletree Property” shall have the meaning set forth on Schedule B attached hereto.

“Doubletree Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of

Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean Bank of America, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall the meaning set forth in Section 4.39.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Excess Cash” shall mean an amount equal to all funds remaining in the Cash Management Account on each Payment Date following the disbursements and application of funds pursuant to the terms of the Cash Management Agreement.

“Excess Cash Flow Sweep Period” shall mean the period commencing on the date upon which (i) an Event of Default occurs or (ii) at any time the Debt Service Coverage Ratio (based on a ten (10.00%) mortgage constant, as detailed in the definition of the term Debt Service Coverage Ratio) is less than or equal to 1.10 to 1.00, and ending on the date all sums are permitted to be released from the Excess Cash Flow Reserve Account pursuant to Section 9.7 hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.7 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.7 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 5.11(c) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.3(b).

“Extension Option” shall have the meaning set forth in Section 2.3(b).

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to any Property that (i) is not set forth on the Annual Budget and (ii) is not subject to payment by withdrawals from the Replacement Reserve Account.  If Borrower requests the disbursement of any Extraordinary Expense, Borrower shall deliver promptly to Lender with such request a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Lender.

“Extraordinary Expense Reserve Account” shall have the meaning set forth in Section 9.8(b) hereof.

“Extraordinary Expense Reserve Funds” shall have the meaning set forth in Section 9.8(b) hereof.

“FF&E” shall mean all furniture, fixtures, outfittings, apparatus, equipment and all other items of personal property of the type customarily installed in, held in storage for use in, used in or required for use in connection with any Property as a hotel.

“First Payment Date” shall mean the Payment Date occurring in January, 2004.

“Fitch” shall mean Fitch, Inc.

“Flagstone” shall have the meaning set forth in Schedule B hereof.

“Flint Property” shall have the meaning set forth in Schedule B hereof.

“Foreign Taxes” shall have the meaning set forth in Section 2.3(f)(ii).

“Franchise Agreement” shall mean, individually or collectively, as the context may require, each franchise or similar agreement entered into by and between the applicable Operating Lessee and Franchisor pursuant to which the Operating Lessee is permitted to operate the applicable Property under the “flag” or other trade name that is the subject thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof; provided that, as long as the Non-Affiliated Lessee leases the Miami Lakes Property or the Miami Airport West Property, as to each such Property, the term “Franchise Agreement” shall exclude any franchise or similar agreement entered into by such Operating Lessee.

“Franchisor” shall mean, individually or collectively, as the context may require, each franchisor under a Franchise Agreement.  As of the date hereof, each Franchisor of each Property is set forth on Schedule B attached hereto.  No replacement or substitute Franchisor shall be selected, approved or consented to by Borrower or Affiliated Lessee other than in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Ground Lease” means, individually or collectively, as the context may require, that certain (a) Ground Lease dated November 30, 1987 between Commonwealth Trust Company, trustee for the Chopin Trust, as Lessor, and RFP Group, Inc., as Lessee, the terms of which were amended and evidenced of record by that certain Memorandum and Amendment to Ground Lease Agreement dated as of June 20, 1988 and recorded in Book 730, Page 289 of the Office of the Recorder of Deeds for new Castle County, Delaware, between Commonwealth Trust Company, trustee for the Chopin Trust and RFP Group, Inc., as assigned under Assignment of Lease from RFP Group, Inc. to RFS Partnership, L.P. dated October 14, 1994 and recorded in Deed Book 1824, Page 196 and further assigned by that certain assignment by RFS Partnership, L.P. to Borrower, and as amended by that certain Ground Lease Estoppel and Agreement by Northtowne, Inc., as successor trustee for Chopin Trust, and Borrower and agreed and consented to by the National Life Insurance Company of Vermont all with respect to the “Wilmington Newark Property” (as defined on Schedule A) (such Ground Lease, the “Wilmington Ground Lease”) and (b) Lease between Shively Masonic Lodge No. 951, F. & A.M. by and through its Board of Trustees and its Building Committee, as Lessor, and West, Inc. d/b/a Holiday Inn Southwest, as Lessee which was recorded at Book 5039, Page 873 in the Office of the Clerk of the County Court of Jefferson County, Kentucky being the same leasehold estate which was acquired by LVSW Partners, LP, a Tennessee limited partnership, from West, Inc. by Assignment of Lease dated November 27, 1984 and recorded in Deed Book 5463, page 861 in the aforesaid clerk’s office, which was further assigned to RFS Partnership, L.P. by Assignment of Lease dated August 5, 1993 and recorded in Book 6345, Page 085 in the same clerk’s office and which was further assigned by RFS Partnership, L.P. to Borrower, under Assignment and Assumption of Ground Lease dated as of and recorded promptly following the date hereof, all with respect to the “Louisville Southwest Property” (as defined on Schedule A) (such Ground Lease, the “Louisville Southwest Ground Lease”).

“Ground Rent” means all amounts payable to the landlords under each Ground Lease.

“Ground Rent Monthly Deposit” shall have the meaning set forth in Section 9.10 hereof.

“Ground Rent Reserve Funds” shall have the meaning set forth in Section 9.10 hereof.

“Ground Rent Reserve Account” shall have the meaning set forth in Section 9.10 hereof.

“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.

“Hilton” shall mean, individually or collectively, as the context shall require, Promus Hotels, Inc., and with respect to the “San Diego Del Mar Property”, (as defined in Schedule A), DT Management, Inc.

“Hilton Managed Properties” shall mean as each Property managed by Hilton pursuant to a Management Agreement in effect as of the Closing Date and approved by Lender.

“Hilton Replacement Reserve Agreement” shall have the meaning set forth in Section 9.2(b) hereof.

“Improvements” shall have the meaning set forth in the granting clause of each Mortgage.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver  or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of any or all of the Mortgages.

“Independent Director” shall have the meaning set forth in Section 6.4.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, and capitalized research and development costs.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, to be dated as of the date of the loan agreement evidencing the Mezzanine Loan, by and between Lender and Mezzanine Lender.

“Interest Period” shall mean (a) with respect to the initial period for the accrual of interest due under this Agreement, the Interim Interest Period, and (b) with respect to the First Payment Date and each Payment Date thereafter, the period from and including the Selected Day immediately preceding the applicable Payment Date through but excluding the Selected Day next occurring after the applicable Payment Date.  Notwithstanding the foregoing clause (b), if the Lender so elects at any time, the “Interest Period” shall be the calendar month preceding each Payment Date.

“Interim Interest Period” shall mean the period from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, provided, however, there shall be no “Interim Interest Period” in the event the Closing Date shall occur on a Selected Day.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Interstate” shall mean Interstate Management Company, L.L.C.

“Interstate Managed Properties” shall mean each Property managed by Interstate pursuant to a Management Agreement in effect as of the Closing Date and approved by Lender and shall include the Flint Property regardless of whether it is managed by Interstate or Flagstone.

“Interstate Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.

“Lease” shall have the meaning set forth in the Mortgages (and shall include, but not be limited to, each Operating Lease).

“Lease Enhancement Account” shall have the meaning set forth in Section 9.11 hereof.

“Lease Enhancement Funds” shall have the meaning set forth in Section 9.11 hereof.

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting any Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Property or any part thereof, or (b) in any way materially limit the use and enjoyment thereof for hotel and related uses.

“Letter of Credit”  shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least (a) thirty (30) Business Days after the Maturity Date, as the same may be extended or (b) such other applicable date in the event of a Letter of Credit delivered pursuant to the provisions of Section 5.21, Section 9.6, Section 9.10 or Section 9.11

hereof) in favor of Lender and entitling Lender to draw thereon in New York, New York issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.  If at any time the bank issuing the Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right to immediately draw down the Letter of Credit in full and apply the proceeds thereof in accordance with the terms hereof.

“LIBOR” shall mean, with respect to each Interest Period, a rate of interest per annum obtained by dividing

(a)           the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the related Determination Date; provided, however, if Telerate is unavailable, the rate shall be as specified on Reuters Screen LIBOR Page or, more than one rate is specified on Reuters Screen LIBOR Page, the LIBOR Rate shall be the arithmetic mean of all rates.  Lender shall determine the LIBOR Rate for each Interest Period and Selected Day and the determination of the LIBOR Rate by Lender shall be binding upon Borrower absent manifest error, by

(b)           a percentage equal to 100% minus the applicable Reserve Percentage then in effect.

LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which the Lender prices loans on the date which LIBOR is determined by Lender as set forth above.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at the LIBOR Rate.

“LIBOR Margin” shall mean 1.89%.

“LIBOR Rate” shall mean the sum of (i) LIBOR plus (ii) the LIBOR Margin.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, any Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 6.1(c) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, each Assignment of Management Agreement, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap, each Subordination, Non-Disturbance and Attornment Agreement, each Subordination, Attornment and Security Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockout Period” shall mean the period commencing on the date hereof through and including the Payment Date occurring in June, 2005.

“Lockout Yield Maintenance Premium” shall mean an amount equal to four percent (4%) of the then principal amount of the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Louisville Property” has the meaning set forth on Schedule B attached hereto.

“Major Lease” shall mean as to any Property (i) any Lease which, individually or when aggregated with all other leases at such Property with the same Tenant or its Affiliate, either (A) accounts for five percent (5%) or more of such Property’s aggregate Net Operating Income, or (B) demises 5,000 square feet or more of such Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of any Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.  Without limiting any of the foregoing, each Operating Lease shall be considered a Major Lease for all purposes hereunder.

“Management Agreement” shall mean, individually or collectively, as the context may require, each management agreement entered into by and between the Operating Lessee and Manager, in form and substance reasonably acceptable to Lender, pursuant to which each Manager is to provide management and other services with respect to the applicable Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof; provided that, as long as the Non-Affiliated Lessee leases the Miami Lakes Property or the Miami Airport West Property, as to each such Property, the term “Management Agreement” shall exclude any management agreement entered into by such Operating Lessee.

“Manager” shall mean, individually or collectively, as the context may require, each manager of a Property under the terms of a Management Agreement.  As of the date hereof, each Manager of each Property is set forth on Schedule B attached hereto.  No replacement or substitute Manager shall be selected other than in accordance with the terms hereof.

“Manager Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b).

“Manager Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b).

“Marriott” shall mean, individually or collectively, as the context shall require, Residence Inn By Marriott, Inc. and Towneplace Management Corporation.

“Marriott Managed Property” shall mean each Property managed by Marriott pursuant to a Management Agreement in effect as of the Closing Date and approved by Lender.

“Marriott Management Agreement” shall mean each Management Agreement in effect as of the Closing Date between Affiliated Lessee and Marriott, as amended by the Marriott Pooling Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.

“Marriott Pooling Agreement” shall mean that certain Pooling Agreement dated as of October 10, 2003 by and among Residence Inn By Marriott, Inc., Towneplace Management Corporation, RFS Partnership, L.P., RFS Financing Partnership, L.P. and CNL Rose SPE Tenant Corp. with respect to the Marriott Managed Properties, the interests of RFS Partnership, L.P. and RFS Financing Partnership, L.P. in which have been assigned to Borrower as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.

“Marriott Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Maturity Date” shall mean the Payment Date occurring in December, 2006, as such date may be extended pursuant to Section 2.3(b) hereof.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 6.1(c) hereof.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Mezzanine Loan.

“Mezzanine Borrower” shall mean Rose Mezzanine SPE 1, LP, a Delaware limited partnership.

“Mezzanine Lender” shall mean the entity making the Mezzanine Loan.

“Mezzanine Loan” shall mean that certain mezzanine loan in the original principal amount of $35,000,000.00 to Rose Mezzanine SPE, LP, the limited partner of Borrower and sole member of Rose SPE 1 GP, LLC, the general partner of Borrower.

“Miami Airport West Property” shall have the meaning set forth on Schedule B hereto.

“Miami Lakes Property” shall have the meaning set forth on Schedule B hereto.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Monthly Payment Amount” shall mean the monthly payment of interest due on each Payment Date equal to the interest that has or will accrue at the Note Rate during the Interest Period in which the applicable Payment Date shall occur based on the outstanding principal balance of the Note (a) as the same shall exist on the Closing Date in the instance of the First Payment Date and (b) thereafter as the same shall exist on the Selected Day immediately preceding the applicable Payment Date.

“Mortgage” shall mean, collectively, each first priority mortgage/deed of trust/deed to secure debt and security agreement encumbering the applicable Property(ies), originally executed and delivered by the applicable Original Borrowers to the Original Lenders as security for the Bridge Loan and (a) assigned by (i) the Original Lenders to Lender and (ii) the applicable Original Borrower to Borrower pursuant to the Loan Modification Agreement and (b) further modified by the Loan Modification Agreement and/or certain amendments of even date herewith, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.  “Mortgage” means any of the Mortgages.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income, as such amount may be adjusted by Lender in its good faith discretion based on Lender’s current underwriting standards and any underwriting standards then in use by any of the Rating Agencies, including without limitation, adjustments for vacancy allowance.

“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.

“Non-Affiliated Lessee” shall mean, individually or collectively, as the context may require, each operating lessee under an Operating Lease, which is not an Affiliate of Borrower, provided that such operating lessee shall be selected in accordance with the terms hereof.  As of the date hereof, the term Non-Affiliated Lessee shall refer to Landcom Hospitality Management, Inc., in its capacity as the lessee of (a) the Miami Lakes Property and (b) the Miami Airport West Property.

“Note” shall have the meaning set forth in the Recitals hereto.

“Note Rate” shall mean (a) with respect to the Interim Interest Period, an interest rate per annum equal to 3.060%; and (b) with respect to each Interest Period thereafter, through and including the Interest Period in which the Maturity Date or Extended Maturity Date, as applicable, shall occur, an interest rate per annum equal to (i) the LIBOR Rate (in all cases where clause (ii) below does not apply), or (ii) the Static LIBOR Rate, to the extent provided in accordance with the provisions of Section 2.2(b).

“OFAC” shall have the meaning set forth in Section 4.40 hereof.

“Offering Document Date” shall have the meaning set forth in Section 5.11(c)(i)(D) hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the general partner of Borrower.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of each Property, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, Ground Rent, license and franchise fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of four percent (4%) of the Operating Income of each Property and the management fees actually paid under each Management Agreement, operational equipment or other lease payments as approved by Lender, FF&E expenditures equal to the greater of five percent (5%) per annum and the actual FF&E expenditures per annum with respect to each Property, without duplication of any other item identified above, all payments required to be made pursuant to any Franchise Agreement and/or Management Agreement, but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant (other than any Affiliated Lessee) under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.

“Operating Expense Reserve Account” shall have the meaning set forth in Section 9.8 hereof.

“Operating Expense Reserve Funds” shall have the meaning set forth in Section 9.8 hereof.

“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP, derived from the ownership and operation of  each Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, percentage rents, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds.

“Operating Lease” shall mean, individually or collectively, as the context may require, the operating lease or similar agreement entered into by and between Borrower and the applicable Operating Lessee, which governs the operation of one of more of the Properties as the same may be amended, restated, replaced, supplemented or modified from time to time, in accordance with the terms hereof.

“Operating Lessee” shall mean, individually or collectively, as the context may require, Affiliated Lessee and Non-Affiliated Lessee, together with any substitutes or replacements determined in accordance with the terms hereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Other Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Other Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b).

“Participations” shall have the meaning set forth in Section 13.1 hereof.

“Partners’ Capital” means, as of any date of determination, with respect to any Person, consolidated partner’s capital of such Person as of that date determined in accordance with GAAP.

“Patriot Act” shall have the meaning set forth in Section 4.40 hereof.

“Payment Date” shall mean the day that is seven (7) Business Days prior to the Selected Day.

“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, and (e) such other easements reasonably created by Borrower in the ordinary course of business which do not have (and are not anticipated to have) a material adverse affect on the value, use, operation or enjoyment of the applicable Property as a hotel of a similar type as the hotel situated on such Property as of the Closing Date or on the ability of Borrower to perform its obligations (including its payment obligations under this Agreement, the Note and the other Loan Documents).

“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:

(a)           obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America, including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;

(b)           Federal Housing Administration debentures;

(c)           obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d)           federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(f)            debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(g)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(h)           units of taxable money market funds or mutual funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds or mutual funds; and

(i)            any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgages.

“Physical Conditions Report” shall mean a report prepared by a company reasonably satisfactory to Lender regarding the physical condition of each Property, satisfactory in form and substance to Lender in its reasonable discretion (the form  of reports accepted by Lender as of the Closing Date shall be presumed to be in acceptable form for reports to be submitted thereafter in accordance with the terms hereof).

 “PIP Report” shall mean any property improvement plan or other similar report issued by any Franchisor or Manager (with respect to any Property which is not subject to a Franchise Agreement), with respect to any repairs, replacements, improvements or additions as may be required under the applicable Franchise Agreement or Management Agreement.

“PIP Reserve Account” shall have the meaning set forth in Section 9.2(c) hereof.

“PIP Reserve Funds” shall have the meaning set forth in Section 9.2(c) hereof.

“PIP Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(c) hereof.

“Policies” shall have the meaning specified in Section 8.1(b) hereof.

“Policy” shall have the meaning specified in Section 8.1(b) hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2(a) hereof.

“Properties” shall mean each parcel of real property (or leasehold interest in real property demised under either Ground Lease, as the case may be), the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgages, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgages and referred to therein as the “Property”.  “Property” means any of the Properties.

“Provided Information” shall have the meaning set forth in Section 13.4(a) hereof.

“Qualified Lessee” shall mean (a) CNL Rose SPE Tenant Corp.; (b) an entity which is an Affiliate of Borrower, including, any then existing Affiliated Lessee, provided that (i) no Default or Event of Default shall exist hereunder, (ii) in the instance of an entity which is then an Affiliated Lessee, such entity is not then in default beyond any applicable notice or cure period under any Operating Lease, Franchise Agreement or Management Agreement to which it is a party, (iii) such entity shall be a “special purpose entity” containing (A) the same special purpose entity covenants as set forth in CNL Rose SPE Tenant Corp.’s organizational documents as the same shall exist as of the Closing Date, and (B) such other special purpose entity covenants or provisions as may then be required by the Rating Agencies, (iv) Lender shall have first received a substantive non-consolidation opinion with respect to the appointment of such entity as successor lessee under any Operating Lease and (v) a Qualified Manager shall be managing each related Property pursuant to a Management Agreement in form acceptable to Lender or (c) a hotel operating company which at the time of its engagement as Operating Lessee (i) shall be (or when considered together with any Affiliate thereof, shall be) operating and controlling full-service hotels having an aggregate of at least 2,500 rooms and 20 hotel properties similar to the Properties, exclusive of rooms located on any Property and the Properties, (ii) shall be approved by Lender, which approval shall not be unreasonably withheld and (iii) for which Lender shall have received written confirmation from the Rating Agencies that the appointment of such operating lessee shall not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization.

“Qualified Manager” shall mean a reputable and experienced professional management organization (a) which manages, together with its Affiliates, full-service hotels, having in aggregate at least 2,500 rooms and 20 hotel properties similar to the Properties, exclusive of rooms located on any Property and the Properties and (b) approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received (i) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (ii) with respect to any Affiliated Manager, a substantive non-consolidation opinion.

“Rate Cap” shall mean an interest rate cap with a termination date no earlier than the end of the Interest Period in which the initial Maturity Date occurs, entered into with Bank of America, N.A. or an Acceptable Counterparty with a notional amount equal to the Loan for the term of the Loan and a LIBOR strike price not greater than seven percent (7.0%); provided, however, if the provider of any Rate Cap (including, but not limited to, Bank of America, N.A.) ceases to be an Acceptable Counterparty, Borrower shall obtain a replacement Rate Cap from an Acceptable Counterparty within ten (10) Business Days of receipt of notice from Lender or Borrower’s obtaining knowledge that the then current counterparty under such Rate Cap is no longer an Acceptable Counterparty; until such time as a replacement provider is obtained in accordance with the above provisions, the current provider will continue to perform its obligations under the Rate Cap; and provided, further, any replacement Rate Cap shall be accompanied by legal opinions regarding the Rate Cap, in form and substance acceptable to Lender, including, without limitation opinions with respect to (i) enforceability, (ii) payment priority, (iii) choice of law and (iv) enforcement of judgments.  Furthermore, each Rate Cap shall provide for (i) the calculation of interest, (ii) the determination of the interest rate, (iii) the modification of the Interest Period and (iv) the distribution of payments thereunder to be identical to the definition of Interest Period set forth herein.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender, provided that from and after the Securitization Date, such term shall only refer to the nationally-recognized statistical rating agency(ies) rating the securities offered in connection with the Securitization.

“REA” shall mean, collectively or individually, as the context may require, any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting any Property or portion thereof.

“Release” shall have the meaning set forth in Section 12.5 hereof.

“Release Price” shall mean 120% times the then Allocated Loan Amount of the Property(ies) being released.

 “REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D, or applicable successor provisions, of the Code) that holds the Note.

“Rent Roll” shall have the meaning set forth in Section 4.25 hereof.

“Rents” shall have the meaning set forth in the Mortgages.

“Replacement Rate Cap” shall mean an interest rate cap from an Acceptable Counterparty with terms identical to the Rate Cap.

“Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.

“Required PIP Replacements” shall have the meaning set forth in Section 9.2(c) hereof.

“Required Repair Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repair Funds” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repairs” shall have the meaning set forth in Section 9.1(a) hereof.

“Required Work” shall have the meaning set forth in Section 9.4 hereof.

“Reserve Accounts” shall mean the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Required Repair Account, the Excess Cash Reserve Account (if applicable), Operating Expense Account, the Extraordinary Expense Reserve Account, Ground Rent Reserve Account, Lease Enhancement Account, the PIP Reserve Account and any other escrow account established by the Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Required Repair Funds, the Ground Rent Reserve Funds, the Excess Cash Reserve Funds (if applicable), the Operating Expense Reserve Funds, the Extraordinary Expense Reserve Funds, the Lease Enhancement Funds, the PIP Reserve Funds and any other escrow funds established by the Loan Documents.

“Reserve Percentage” shall mean, with respect to any day of any Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender.  The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the Reserve Percentage.  As of the date hereof, the Reserve Percentage is zero, however, there can be no assurance as to what such amount may be in the future.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of any Property, the completion of the repair and restoration of such Property as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 13.5 hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Securitization Closing Date” shall mean a date selected by Lender in its sole discretion by providing not less than forty-eight (48) hours prior notice to Borrower.

“Securitization Fee” has the meaning set forth in Section 17.5 hereof.

“Selected Day” means the fifteenth (15th) day of each calendar month or such other date as determined by the Lender pursuant to Section 2.2(d) hereof.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.

“Special Member” shall have the meaning set forth in Section 6.1(c) hereof.

“Standard Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state or states in which any Property or any part thereof is located.

“Static LIBOR Rate” shall have the meaning set forth in Section 2.2(b) hereof.

“Static LIBOR Rate Loan” shall have the meaning set forth in Section 2.3(f)(iii) hereof.

“Subordination, Attornment and Security Agreement” shall mean for each Operating Lease with an Affiliated Lessee, a Subordination, Attornment and Security Agreement or other similar agreement among Lender, Borrower and the Affiliated Lessee, in the form acceptable to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.

“Subordination, Non-Disturbance and Attornment Agreement” shall mean with respect to the Operating Leases between Borrower and any Non-Affiliated Lessee, a Subordination, Non-Disturbance and Attornment Agreement, by and among Lender, Borrower and the applicable Non-Affiliated Lessee, in the form acceptable to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Syndication” shall have the meaning set forth in Section 13.1 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.6 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.6 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property or part thereof.

“Tenant” shall mean any Person (including, but not limited to, any Operating Lessee) leasing, subleasing or otherwise occupying any portion of a Property under a Lease or other occupancy agreement with Borrower or Operating Lessee.

“Title Insurance Policy” shall mean individually or collectively, as the context shall require, each ALTA mortgagee title insurance policy issued with respect to each Property and insuring the lien of the corresponding Mortgage.

“Transferee” shall have the meaning set forth in Section 7.5 hereof.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.

“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.

Section 1.2.        PRINCIPLES OF CONSTRUCTION

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2
GENERAL TERMS

Section 2.1.        LOAN COMMITMENT; DISBURSEMENT TO BORROWER

(a)           Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b)           Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

(c)           The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.

(d)           Borrower shall use the proceeds of the Loan to (i) pay certain costs in connection with the financing of the Properties, (ii) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (iii) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (iv) fund any working capital requirements of the Properties, and (v) distribute the balance, if any, to its partners.

Section 2.2.        INTEREST RATE

(a)           Note Rate.  The outstanding principal balance of the Loan shall bear interest at the Note Rate.  Except as otherwise set forth in this Agreement, interest shall be paid in arrears.

(b)           Unavailability of LIBOR Rate.  In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the Note Rate, commencing with the first (1st) day of the next succeeding Interest Period, shall be the LIBOR Rate in effect for the most recent Interest Period (the “Static LIBOR Rate”).

If, pursuant to the terms of this Agreement, the Loan has been converted to the Static LIBOR Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Static LIBOR Rate shall convert to the LIBOR Rate effective on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert from the LIBOR Rate to the Static LIBOR Rate.

(c)           Computations and Determinations.  All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed during an Interest Period.  Lender shall determine each interest rate applicable to the Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error.  The books and records of Lender shall be prima facie evidence of all sums owing to Lender from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

(d)           Selected Day.  Prior to a Securitization, Lender may in its sole discretion change the day of the month that will constitute the Selected Day.

(e)           Default Rate.  Any principal of, and to the extent permitted by applicable law, any interest on the Note, and any other sum payable hereunder, which is not paid when due shall bear interest from the date due and payable until paid, payable on demand, at a rate per annum (the “Default Rate”) equal to the Note Rate plus four percent (4%).

(f)            Usury Savings.  This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the LIBOR Rate, the Static LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.        LOAN PAYMENTS

(a)           Payments.  Borrower agrees to pay sums under the Note in installments as follows:

(i)            a payment on the Closing Date of all interest that will accrue on the principal amount of the Note during the Interim Interest Period;

(ii)           a payment on each Payment Date of interest equal to the Monthly Payment Amount and any other interest that has or will accrue hereunder during the Interest Period in which such Payment Date occurs; and

(iii)          the outstanding principal amount and all interest thereon (including interest through the end of the Interest Period in which the Maturity Date occurs) shall be due and payable on the Payment Date occurring in December, 2006 (the “Maturity Date”), unless the Maturity Date is extended pursuant to Section 2.3(b) below.

(b)           Extension of the Maturity Date.  Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each to (x) the Payment Date occurring in December, 2007 and (y) the Payment Date occurring in December, 2008 (each such date, the “Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i)            no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(ii)           Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than three (3) months, and no later than one (1) month, prior to the then applicable Maturity Date;

(iii)          Borrower shall obtain and deliver to Lender prior to exercise of such Extension Option, one or more Replacement Rate Caps, which Replacement Rate Caps shall be effective commencing on the first day of such Extension Option and shall have a maturity date not earlier than the end of the Interest Period in which the applicable Extended Maturity Date shall occur; and

(iv)          in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.3 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to the Lender (A) certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time or (B) specifying any exceptions to such representations and warranties as may be acceptable to Lender in its discretion.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(c)           Payments after Default.  Upon the occurrence and during the continuance of an Event of Default, (i) interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, and (ii) Lender shall be entitled to receive and Borrower shall pay to Lender all cash flow from the Properties in accordance with the terms of the Cash Management Agreement, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal.  Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (x) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (y) the cure of such Event of Default.  To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgages.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Agreement to accelerate and to continue to demand payment of the Debt upon the happening of and during the continuance any Event of Default, despite any payment by Borrower to Lender.

(d)           Late Payment Charge.  If any principal or interest payment is not paid by Borrower on or before three (3) Business Days after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

(e)           Method and Place of Payment.  Each payment by Borrower hereunder or under the Note shall be payable at P.O. Box 515228, Los Angeles, California 90051-6528, Attn:  Commercial Mortgage Loan Servicing #1777, or at such other place as the Lender may designate from time to time in writing, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date. Notwithstanding the foregoing, amounts due under the Loan Documents shall be deemed paid so long as there is sufficient money in the Cash Management Account for payment of such amounts pursuant to the Cash Management Agreement and Lender’s access to such money has not been constrained or constricted in any manner.

(f)            Additional Payment Provisions.

(i)            If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender) reasonably determines that due to the adoption or modification of any Legal Requirement regarding taxation, Lender’s required levels of reserves, deposits, Federal Deposit Insurance Corporation insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance of Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs relating to the Loan, or (b) reducing the yield or rate of return of Lender on the Loan, to a level below that which Lender could have achieved but for the adoption or modification of any such Legal Requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender (a “Consequential Loss”).  No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time.  Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

(ii)           All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authorities, which are imposed, enacted or become effective on or after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the

United States of America or any political subdivision or taxing authority thereof or therein.  If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder and such Foreign Taxes are not a result of activities of Lender unrelated to the Loan or Borrower, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority of which Lender shall have provided Borrower with prior written notice, if possible, or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence. Lender’s inability to notify Borrower of any such Foreign Tax in accordance with the immediately preceding sentence shall in no way relieve Borrower of its obligations under this Section 2.3(f)(ii).

(iii)          If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Loan with the Note Rate being based on LIBOR as contemplated hereunder, (i) the obligation of Lender hereunder to make such Loan based on LIBOR or to convert the Loan from the Static LIBOR Rate to the LIBOR Rate shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a loan bearing interest at the Static LIBOR Rate (the “Static LIBOR Rate Loan”) on the next succeeding Payment Date or within such earlier period as required by law.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iii), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional costs.  Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(iv)          In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A)          shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(B)           shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C)           shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iv), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(v)           Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan that did not include all interest which had accrued (or would have accrued) at the Note Rate through the end of the related Interest Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Note Rate from the LIBOR Rate to the Static LIBOR Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”).  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(vi)          Lender shall not be entitled to claim compensation pursuant to this Section 2.3(f) for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than one hundred eighty (180) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.3(f), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(vii)         Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of yield, as determined by Lender in its judgment reasonably exercised, incurred by it with respect to the Loan as a result of the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid; provided that Lender delivers to Borrower a certificate as to the amounts of such costs described herein, which certificate shall be conclusive in the absence of manifest error.  Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof.  The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of the Note and shall not be waived by any delay by Lender in seeking such compensation.

(viii)        All payments made by Borrower  hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

(ix)           Remittances in payment of any part of the Loan in less than the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.

Section 2.4.        PREPAYMENTS.

(a)           Voluntary Prepayments.  Except as otherwise expressly provided herein and in Section 2.4(c)(ii) hereof, Borrower shall not have the right to prepay the Loan in whole or in part prior to the initial Maturity Date. Any partial prepayment shall be applied to the last payments of principal due under the Loan and shall reduce the outstanding principal balance of the Loan for purposes of computing the Monthly Payment Amount.

(b)           Lockout.  The Loan shall only be prepayable after the expiration of the Lockout Period.

(c)           Payments After the Lockout Period.

(i)            Full Prepayment.

(A)          At any time after the expiration of the Lockout Period other than during the time period in any month from and including the day after the Payment Date through and including the day prior to the Determination Date, Borrower may prepay the Loan in whole but not in part at any time upon not less than thirty (30) days prior written notice to Lender.  Any such prepayment shall include (A) in the event the prepayment occurs at any time during the period after the Payment Date occurring in June, 2005 through and including the Payment Date occurring in December, 2005, a prepayment premium in the amount of 1.75% of the then principal amount of the Loan, (B) all amounts required to be paid by Borrower under Section 2.4(c)(iii) hereof and (C) all other amounts owing by Borrower to Lender under this Agreement and the other Loan Documents, including, without limitation, any Breakage Costs incurred by Lender.

(B)           In addition to the foregoing requirements for a full prepayment of the Loan, prior to Lender’s obligation to accept a prepayment pursuant to the foregoing Section 2.4(c)(i)(A) Borrower shall have paid any amounts required to be paid under Section 2.4(c)(i) of the Mezzanine Loan Agreement to Mezzanine Lender in connection with the full prepayment of the Mezzanine Loan.

(ii)           Partial Prepayment.  Provided no Event of Default shall have occurred and is then continuing, commencing on the day after the expiration of the Lockout Period, and upon giving Lender at least thirty (30) days (but not more than ninety (90) days) prior written notice, which said notice can be given prior to the expiration of the Lockout Period in connection with the prepayment to occur following the Lockout Period, Borrower may voluntarily prepay a portion of the Loan on a Payment Date and obtain a release of a Property from the Lien of the related Mortgage, provided Borrower satisfies the following release conditions:

(A)          Borrower shall provide Lender with prior written notice specifying (1) the Payment Date on which Borrower intends to make the partial prepayment (“Release Date”) and (2) the Property proposed to be released from the Lien of the related Mortgage (the “Release Property”)

(B)           Borrower shall pay to Lender (i) the applicable Release Price in connection with any such release, (ii) all amounts payable under Section 2.4(c)(iii) below in connection with the accompanying prepayment of the Loan and any “curative”  partial prepayment permitted under clause (D) below, and (iii) any and all expenses incurred by Lender in connection with any such release, including, but not limited to, reasonable attorney’s fees and expenses, as required under clause (J) below;

(C)           Borrower shall pay in the event the prepayment occurs at any time during the period after the Lockout Period through and including the Payment Date occurring in December, 2005, a prepayment premium in the amount of 1.75% of the applicable Release Price;

(D)          After giving effect to the release of the Lien of the Mortgage encumbering the Release Property, (i) the Debt Service Coverage Ratio shall be no less than the greater of (A) the Debt Service Coverage Ratio as of the Closing Date or (B) the Debt Service Coverage Ratio immediately prior to such release, provided that in the event Borrower is not able to meet such Debt Service Coverage Ratio test, Borrower shall be entitled to “cure” the same by (1) pledging cash to Lender or delivering to Lender a Letter of Credit as additional security for the Loan, in which instance the amount of the Loan equal to the amount of such cash or the face value of the Letter of Credit, shall be disregarded for the purpose of determining the then outstanding principal balance of the Loan in connection with Lender’s determination of the Debt Service Coverage Ratio from and after the date of such pledge, through the date on which such additional collateral is no longer available and/or any such Letter of Credit no longer meets the definitional requirements for a Letter of Credit as set forth in Article 1 hereof, or (2) prepaying so much of the Loan as is necessary to meet the above-stated Debt Service Coverage Ratio test, provided that any such prepayment shall be accompanied by any amounts due under Section 2.4(e) hereof in connection with the prepayment of such additional amounts;

(E)           In connection with clause (D) above, Borrower shall have delivered to Lender and the Rating Agencies (1) statements of Net Operating Income and Debt Service and Mezzanine Debt Service (in both cases assuming a mortgage constant equal to ten and one-quarter percent (10.25%)) (both on a consolidated basis and a separate basis with respect to the Release Property) for the applicable measuring period and (2) based on the foregoing statements of Net Operating Income and Debt Service and Mezzanine Debt Service, calculations of the Debt Service Coverage Ratio both with and without giving effect to the proposed release, and (3) calculations of the ratios referred to in clause (D) above, accompanied by an Officer’s Certificate stating that such statements, calculations and information are true, correct and complete in all material respects;

(F)           Borrower shall deliver to Lender written confirmation from each of the applicable Rating Agencies that the proposed release will not result in the qualification, withdrawal or downgrade of any rating of any of the Securities;

(G)           Borrower shall have delivered to Lender written confirmation that Rate Cap in the aggregate notional amount of no less than the principal balance of the Loan as prepaid shall remain in full force and effect after the proposed release;

(H)          Borrower shall execute (a) amendments to the Loan Documents to the extent necessary (as determined by and reasonably acceptable to Lender) and shall agree to corresponding adjustments of the reserves and escrow accounts with respect to the remaining Properties as Lender shall reasonably determine and (b) amendments to the Operating Lease or any other document related to the Release Property to the extent necessary (as determined by and reasonably acceptable to Lender) to ensure that (i) such Operating Lease or other document shall not continue to govern or relate to the Release Property and any other Property which shall act as collateral for the Loan from and after the date of the Release and (ii) the Affiliated Lessee will not be the tenant of such Release Property following the release of such Release Property from the Lien of the related Mortgage;

(I)            Borrower shall deliver to Lender such other documents, instruments, opinions and certificates as Lender may reasonably request;

(J)            Borrower shall pay all out-of-pocket costs and expenses of Lender incurred in connection with the proposed release, including Lender’s reasonable attorneys’ fees and expenses;

(K)          Borrower shall have distributed to Mezzanine Borrower and Mezzanine Borrower shall have paid any amounts required to be paid under the Mezzanine Loan Agreement to Mezzanine Lender in connection with the release of the Release Property and shall have satisfied all conditions for the release of the Release Property set forth in the Mezzanine Loan Documents;

(L)           Borrower shall submit to Lender for execution, not less than fifteen (15) days prior to the date of the proposed release, a release of Lien (and related Loan Documents) for the Release Property.  Such release documentation shall be in form appropriate in the jurisdiction in which the Release Property is located and reasonably satisfactory to Lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release;

(M)         Borrower shall provide Lender with evidence that the prepayment and release of the applicable Property is in connection with (1) a bona fide arms length sale to a third party not Affiliated with Borrower, (2) a conveyance for other bona fide substantial business purpose (other than any refinancing of a portion of the Loan) reasonably acceptable to Lender or (3) a conveyance of a Property in the instance in which Lender does not make Insurance Proceeds or Condemnation Proceeds, as the case may be, available for any restoration thereof and Borrower satisfies all the conditions of this Section 2.4(c)(ii); and

(N)          Borrower shall deposit into the PIP Reserve Account the amounts required by Lender pursuant to Section 9.2(c).

(iii)          Prepayments in General.  All payments and prepayments of the Loan, whether voluntary, involuntary, at the Maturity Date or otherwise (but exclusive of prepayments made pursuant to Section 2.4(d) hereof) shall include in the event that any such repayment or prepayment is made on a day other than a Payment Date, a sum equal to the amount of interest which would have accrued under this Agreement through the end of the Interest Period in which the next Payment Date occurs.  For purposes of this Agreement, an involuntary prepayment shall be deemed to include, but not be limited to, a prepayment of the Loan in connection with or following the Lender’s acceleration of the outstanding balance of the Loan, whether or not the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by other means, including, without limitation, repayment of the Loan by the Borrower or any other Person pursuant to any statutory or common law right of  redemption.

(d)           Insurance and Condemnation Proceeds; Excess Interest.  Notwithstanding any other provision herein to the contrary, and provided no Default exists, Borrower shall not be required to pay any prepayment premium in connection with any prepayment occurring solely as a result of (i) the application of Insurance Proceeds or Condemnation Proceeds pursuant to the terms of the Loan Documents, or (ii) the application of any interest in excess of the maximum rate permitted by applicable law to the reduction of the Loan.  Without limiting any other rights contained herein, Borrower may obtain a release of a Property in accordance and upon compliance with the provisions of Section 2.4(c)(ii), in the event in which such Property is affected by a Casualty or Condemnation and Lender, pursuant to the terms hereof, applies the Insurance Proceeds or Condemnation Proceeds toward repayment of the Debt.

(e)           Prepayments Prior to the Lockout Period.  If, during the Lockout Period, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Debt Service then due and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in this Section 2.4 and Borrower shall pay, in addition to the Debt being repaid and the accompanying Debt Service payment, (x) an amount equal to the Lockout Yield Maintenance Premium and (y) the accrued and unpaid interest calculated for the full Interest Period in which such voluntary prepayment occurs.

(f)            Application of Payments.  All voluntary and involuntary prepayments on the Note shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the remaining principal amount, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity.  Following the occurrence of an Event of Default, any payment made on the Note shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Note, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.

ARTICLE 3
CONDITIONS PRECEDENT

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date

Section 3.1.        REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH CONDITIONS

The representations and warranties of Borrower and Affiliated Lessee contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Lender shall have determined that no Default or an Event of Default shall have occurred and be continuing nor will any Default or Event of Default occur immediately following the Closing Date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

Section 3.2.        DELIVERY OF LOAN DOCUMENTS; TITLE INSURANCE; REPORTS; LEASES

(a)           Mortgage, Loan Agreement and Note.  Lender shall have received from Borrower a fully executed and acknowledged counterpart of each Mortgage and evidence that counterparts of each Mortgage and Uniform Commercial Code financing statements have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Properties, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  Lender shall have also received from Borrower, Borrower Principal, the applicable Operating Lessee and Manager, as applicable, fully executed counterparts of the Cash Management Agreement, this Agreement, the Note, each Subordination, Non-Disturbance and Attornment Agreement, each Subordination, Attornment and Security Agreement, and each Assignment of Management Agreement and all other Loan Documents.

(b)           Title Insurance.  Lender shall have received a Title Insurance Policy with respect to each Property issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender.  Each such Title Insurance Policy shall (i) provide coverage in the applicable Allocated Loan Amount with tie-in endorsements with respect to the other Properties, provided that in the instance of any Property(ies) located in the State of New York or the State of Florida, no tie-in endorsement shall be required and the coverage shall be limited to the aggregate Allocated Loan Amounts of such Property(ies) located in each such state, (ii) insure Lender that the Mortgage creates a valid lien on the Properties of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured.  Each Title

Insurance Policy shall be assignable.  Lender also shall have received evidence that all premiums in respect of each Title Insurance Policy have been paid.

(c)           Survey.  Lender shall have received a current title survey for each Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys.  Each survey shall meet the classification of an “Urban Survey” and the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey:  2, 3, 4, 6, 8, 9, 10, 11 and 13.  Each such survey shall reflect the same legal description contained in the corresponding Title Insurance Policy referred to in subsection (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of each Property reasonably satisfactory to Lender.  The surveyor’s seal shall be affixed to each survey and the surveyor shall provide a certification for each survey in form and substance acceptable to Lender.  Notwithstanding the foregoing, Lender hereby acknowledges (i) receipt of surveys with respect to each Property, delivered to Bank of America, N.A. in connection with the Bridge Loan and (ii) that absent any material adverse change to any Property from and after the date of such survey, each such survey shall be deemed to be acceptable for all purposes hereunder.

(d)           Insurance.  Lender shall have received copies of the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e)           Environmental Reports.  Lender shall have received an Environmental Report in respect of each Property satisfactory to Lender (or an acceptable update and reliance letter relating to the applicable Environmental Report delivered to Bridge Lender in connection with the Bridge Loan).

(f)            Zoning/Building Code.  Lender shall have received evidence of compliance with zoning and building ordinances and codes with respect to each Property, including, without limitation, required certificates of occupancy, reasonably acceptable to Lender.  Notwithstanding the foregoing, Lender hereby acknowledges (i) receipt of evidence of compliance with zoning and building ordinances and codes with respect to each Property in the form of zoning reports delivered to Bank of America, N.A. in connection with the Bridge Loan and (ii) that absent any material adverse change to any Property from and after the date of such zoning reports, the same shall be deemed to be acceptable for all purposes hereunder.

(g)           Encumbrances.  Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has valid and perfected first Liens as of the Closing Date on the Properties, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

(h)           Lien Searches.  Borrower shall have delivered to Lender certified search results pertaining to the Borrower, Borrower Principal, Affiliated Lessee and such other Persons or any

SPE Component Entity as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

Section 3.3.        RELATED DOCUMENTS

Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and at Lender’s written request, Lender shall have received and approved certified copies thereof.

Section 3.4.        ORGANIZATIONAL DOCUMENTS

On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower of all organizational documentation related to Borrower, Affiliated Lessee, each SPE Component Entity and Borrower Principal which must be acceptable to Lender in its sole discretion, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower, Affiliated Lessee, each SPE Component Entity and Borrower Principal, as Lender may request in its sole discretion, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

Section 3.5.        OPINIONS OF BORROWER’S COUNSEL

Lender shall have received opinions of Borrower’s counsel (a) with respect to non-consolidation issues and (b) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

Section 3.6.        ANNUAL BUDGET

Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current fiscal year, a copy of which is attached as Exhibit A hereto.

Section 3.7.        TAXES AND OTHER CHARGES

Borrower shall have paid all Taxes and Other Charges which are due and payable (including any in arrears) relating to each Property, which amounts may be funded with proceeds of the Loan.

Section 3.8.        COMPLETION OF PROCEEDINGS

All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

Section 3.9.        PAYMENTS

All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

Section 3.10.      TRANSACTION COSTS

Except as otherwise expressly provided herein, Borrower shall have paid or reimbursed Lender for all out of pocket expenses in connection with the underwriting, negotiation, Securitization and closing of the Loan, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; Securitization expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender.

Section 3.11.      NO MATERIAL ADVERSE CHANGE

There shall have been no material adverse change in the financial condition or business condition of any Property, Borrower, Borrower Principal, Operating Lessee, any SPE Component Entity, any Manager or any other person or party contributing to the operating income and operations of any Property since the date of the most recent financial statements and/or other information delivered to Lender.  The income and expenses of each Property, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change.  Neither Borrower nor Borrower Principal, any Operating Lessee, any SPE Component Entity or any Manager shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 3.12.      OPERATING LEASES

Lender shall have received (i) a certified copy of each Operating Lease, (ii) fully executed estoppels from the applicable Operating Lessee of each Property, and (iii) fully executed counterparts signed by Borrower and the applicable Operating Lessee of a Subordination, Non-Disturbance and Attornment Agreement, with respect to the Operating Leases of the Miami Lakes Property and the Miami Airport West Property, and a Subordination, Attornment and Security Agreement, with respect to each of the remaining Operating Leases, in all instances in form and substance acceptable to Lender.

Section 3.13.      LEASES; RENT ROLLS

Lender shall have received abstracts of all Leases affecting any Property (other than Operating Leases, which are addressed in Section 3.12), which shall be satisfactory in form and substance to Lender.  Lender shall have received a current certified rent roll of each Property, which shall include, but not be limited to, Operating Leases and Rents payable thereunder, reasonably satisfactory in form and substance to Lender.

Section 3.14.      TENANT ESTOPPELS

Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from such Tenants (in addition to the Operating Lessees) as Lender shall require.

Section 3.15.      REA ESTOPPELS

Borrower shall have delivered to Lender an executed REA estoppel letter, which shall be in form and substance satisfactory to Lender, from each party to any REA with respect to any Property.

Section 3.16.      SUBORDINATION AND ATTORNMENT

Borrower shall have delivered to Lender executed instruments acceptable to Lender subordinating to the applicable Mortgage all of the Leases (other than the Operating Leases, which are addressed in Section 3.12) affecting each Property, to the extent designated by Lender.  Lender hereby agrees to provide upon request a reasonable and customary non-disturbance agreement as a condition to receipt of any such subordination agreement.

Section 3.17.      TAX LOT

Lender shall have received evidence that each Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

Section 3.18.      PHYSICAL CONDITIONS REPORT; PIP REPORT

Lender shall have received (a) a Physical Conditions Report with respect to each Property, each such report shall be reasonably satisfactory in form and substance to Lender, and (b) any PIP Reports issued with respect to any Property.

Section 3.19.      MANAGEMENT AGREEMENT

Lender shall have received a certified copy of each Management Agreement with respect to each Property, each of which shall be satisfactory in form and substance to Lender.

Section 3.20.      APPRAISAL

Lender shall have received an appraisal of each Property, which shall be satisfactory in form and substance to Lender.  Lender hereby acknowledges (a) receipt of appraisals with respect to each Property, as delivered to Bank of America, N.A. in connection with the  Bridge Loan and (b) that each such appraisal together with any reliance letter which Lender may require in its reasonable discretion shall be deemed acceptable for all purpose under this Section 3.20 absent any material adverse change to the applicable Property from and after the date of such appraisal.

Section 3.21.      FINANCIAL STATEMENTS

Lender shall have received financial statements and related information in form and substance satisfactory to Lender and in compliance with any Legal Requirements promulgated by the Securities and Exchange Commission, including, without limitation, (a) operating statement as of September 30, 2003 with respect to each Property, for the year-to-date 2003, and (b) audited financial statements by an Acceptable Accountant with respect to RFS Partnership, L.P. (the prior direct/indirect owner of each Property) for the years 2002, 2001, 2000 and 1999, in all instances the same shall be accompanied by an unqualified opinion of such Acceptable Accountant that such statements have been prepared in accordance with GAAP applied on a consistent basis.

Section 3.22.      NET OPERATING INCOME

The annual Net Operating Income for all the Properties shall not be less than $20,000,000.00 as determined by Lender in its sole discretion pursuant to its standard underwriting procedures for loans which are consummated by Lender for the purpose of any Securitization.

Section 3.23.      FRANCHISE AGREEMENTS

Lender shall have received (i) a certified copy of each Franchise Agreement with respect to each Property (other than those previously disclosed to Lender for which there is no Franchise Agreement, only a Management Agreement), and (ii) a franchisor estoppel/comfort letter executed by each Franchisor under each Franchise Agreement, in form and substance reasonably satisfactory to Lender.

Section 3.24.      GROUND LEASE

Lender shall have received (a) a certified copy of each Ground Lease and (b) a fully executed ground lessor estoppel from the ground lessor under the Wilmington Ground Lease and an executed ground lessor estoppel from the Borrower with respect to the Louisville Southwest Ground Lease, each of which shall be in form and substance reasonably satisfactory to Lender.

Section 3.25.      FURTHER DOCUMENTS

Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower and, where specifically indicated, each Borrower Principal and Affiliated Lessee represents and warrants to Lender as of the Closing Date that:

Section 4.1.        ORGANIZATION

Each of Borrower, Borrower Principal (when not an individual) and Affiliated Lessee (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of (i) Borrower is the ownership, management and operation of the Properties and (ii) Affiliated Lessee is to act as lessee of certain of the Properties and manage and operate the same under and in accordance with the terms of the applicable Operating Lease, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Properties pursuant to the terms of the Loan Documents, and in the case of Borrower, each Borrower Principal and Affiliated Lessee, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party.  Borrower, each Borrower Principal and Affiliated Lessee represent and warrant that the chart attached hereto as Exhibit B sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, Affiliated Lessee, each SPE Component Entity (if any) and each Borrower Principal (when not an individual).

Section 4.2.        STATUS OF BORROWER; AFFILIATED LESSEE

Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on each Mortgage and on any UCC-1 Financing Statements filed in connection with the Loan.  Affiliated Lessee’s exact legal name is correctly set forth in all Loan Documents to which it is a party.  Borrower is an organization of the type specified on the first page of this Agreement and Affiliated Lessee is a corporation.  Each of Borrower and Affiliated Lessee is incorporated in or organized under the laws of the state of Delaware.  Each of Borrower’s and Affiliated Lessee’s  principal place of business and chief executive office, and the place where each of Borrower and Affiliated Lessee keeps their respective books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower and/or Affiliated Lessee) the address of Borrower set forth on the first page of this Agreement.  The organizational identification number, if any, assigned by the state of incorporation or organization of (a) Borrower is 3721068 and (b) Affiliated Lessee is 370194.

Section 4.3.        VALIDITY OF DOCUMENTS

Borrower, each Borrower Principal and Affiliated Lessee have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower, each Borrower Principal and Affiliated Lessee, as applicable, and constitute the legal, valid and binding obligations of Borrower, each Borrower Principal and Affiliated Lessee, as applicable, enforceable against each, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4.        NO CONFLICTS

The execution, delivery and performance of this Agreement and the other Loan Documents to be executed by Borrower, each Borrower Principal and/or Affiliated Lessee will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, Borrower Principal or Affiliated Lessee pursuant to the terms of any agreement or instrument to which Borrower, Borrower Principal or Affiliated Lessee is a party or by which any of Borrower’s, Borrower Principal’s or Affiliated Lessee’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower, Borrower Principal or Affiliated Lessee or any of Borrower’s, Borrower Principal’s or Affiliated Lessee’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Borrower Principal or Affiliated Lessee of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5.        LITIGATION

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s, Borrower Principal’s or Affiliated Lessee’s knowledge, threatened against or affecting Borrower, Borrower Principal, any Operating Lessee, any Manager or any Property, which actions, suits or proceedings, if determined against Borrower, Borrower Principal, any Operating Lessee, any Manager or any Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, Borrower Principal or Affiliated Lessee or the condition or ownership of any Property.

Section 4.6.        AGREEMENTS

Neither Borrower nor any Affiliated Lessee is a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower, Affiliated Lessee or any Property, or Borrower’s or Affiliated Lessee’s business, properties or assets, operations or condition, financial or otherwise.  Neither Borrower nor Affiliated Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which either is a party or by which Borrower, Affiliated Lessee or any Property is bound.  Neither Borrower nor Affiliated Lessee has any material financial obligation under any agreement or instrument to which Borrower or Affiliated Lessee is a party or by which Borrower, Affiliated Lessee or any Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of each Property and (b) obligations under the Loan Documents.

Section 4.7.        SOLVENCY

Neither Borrower, Borrower Principal nor Affiliated Lessee has (a) entered into the transaction or executed the Note (if applicable), this Agreement or any other Loan Documents to which any such Person is a party, with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their respective obligations under such Loan Documents.  Giving effect to the Loan, the fair saleable value of the assets of each of Borrower, each Borrower Principal and Affiliated Lessee exceeds and will, immediately following the making of the Loan, exceed the total liabilities of each of Borrower, each Borrower Principal and Affiliated Lessee, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  No petition in bankruptcy has been filed against Borrower, Borrower Principal, Affiliated Lessee or any SPE Component Entity (if any) in the last ten (10) years, and neither Borrower nor Borrower Principal, Affiliated Lessee nor any SPE Component Entity in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.  Neither Borrower nor Borrower Principal, Affiliated Lessee or any SPE Component Entity (if any) is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s, Affiliated Lessee’s or SPE Component Entity’s assets or property, and neither Borrower nor Affiliated Lessee has any knowledge of any Person contemplating the filing of any such petition against Borrower, Borrower Principal, Affiliated Lessee or any SPE Component Entity (if any).

Section 4.8.        FULL AND ACCURATE DISCLOSURE

No statement of fact made by or on behalf of Borrower, Borrower Principal, any SPE Component Entity or Affiliated Lessee in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower, Borrower Principal or Affiliated Lessee contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower, Borrower Principal, any SPE Component Entity or Affiliated Lessee which has not been disclosed to Lender which adversely affects, nor as far as Borrower, Borrower Principal or Affiliated Lessee can reasonably foresee, might adversely affect, any Property or the business, operations or condition (financial or otherwise) of Borrower, Borrower Principal or Affiliated Lessee.

Section 4.9.        NO PLAN ASSETS

Neither Borrower nor Affiliated Lessee is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or Affiliated Lessee constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) neither Borrower nor Operating Lessee is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or Affiliated Lessee are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.10.      NOT A FOREIGN PERSON

Neither Borrower, Borrower Principal nor Affiliated Lessee is a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code.

Section 4.11.      ENFORCEABILITY

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Borrower Principal or Affiliated Lessee, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower, Borrower Principal nor Affiliated Lessee has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.  No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12.      BUSINESS PURPOSES

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13.      COMPLIANCE

Borrower, Affiliated Lessee and each Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act.  Neither Borrower nor Affiliated Lessee has any knowledge that either is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and neither Borrower nor Affiliated Lessee has received any written notice of any such default or violation.  There has not been committed by Borrower or Affiliated Lessee or, to Borrower’s or Affiliated Lessee’s respective knowledge, any other Person in occupancy of or involved with the operation or use of any Property, any act or omission affording any Governmental Authority the right of forfeiture as against any Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14.      FINANCIAL INFORMATION

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Borrower Principal, Affiliated Lessee and/or the Properties (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Borrower Principal, Affiliated Lessee or the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Neither Borrower nor Affiliated Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Affiliated Lessee and reasonably likely to have a material adverse effect on any Property or the current and/or intended operation thereof, except as referred to or reflected in said financial statements.

Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Borrower Principal or Affiliated Lessee from that set forth in said financial statements.

Section 4.15.      CONDEMNATION

No Condemnation or other proceeding has been commenced or, to Borrower’s or Affiliated Lessee’s best knowledge, is threatened or contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

Section 4.16.      UTILITIES AND PUBLIC ACCESS; PARKING

Each Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service each Property for full utilization of each Property for its intended uses.  All public utilities necessary to the full use and enjoyment of each Property as currently used and enjoyed are located either in the public right-of-way abutting each Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the applicable Title Insurance Policy.  All roads necessary for the use of each Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.  Each Property has, or is served by, parking to the extent required to comply in all material respects with all Legal Requirements.

Section 4.17.      SEPARATE LOTS

Each Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Property or any portion thereof.

Section 4.18.      ASSESSMENTS

To Borrower’s knowledge after due inquiry, except as disclosed in any Title Insurance Policy provided pursuant to Section 3.2(b) hereof, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

Section 4.19.      INSURANCE

Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made under any of the Policies, and to Borrower’s and Affiliated Lessee’s knowledge, no Person, including Borrower or Affiliated Lessee, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 4.20.      USE OF PROPERTY

Each Property is used exclusively for hotel purposes and other appurtenant and related uses.

Section 4.21.      CERTIFICATE OF OCCUPANCY; LICENSES

All certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of each Property for the purpose intended herein, have been obtained and are valid and in full force and effect.  Borrower and Affiliated Lessee, as applicable, shall keep and maintain all licenses necessary for the operation of each Property for the purpose intended herein.  The use being made of each Property is in conformity with the certificate of occupancy and any permits or licenses issued for such Property.

Section 4.22.      FLOOD ZONE

Except as disclosed in any survey provided pursuant to Section 3.2(c) hereof, no Improvements on any Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any Improvements or any Property or portion of any Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.1(a)(i).

Section 4.23.      PHYSICAL CONDITION

To Borrower’s and Affiliated Lessee’s knowledge after due inquiry and except as disclosed in the Property Condition Reports or PIP’s provided to Lender provided pursuant to Section 3.18 hereof, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects.  To Borrower’s and Affiliated Lessee’s knowledge after due inquiry, there exists no structural or other material defects or damages in or to any Property, as a result of a Casualty or otherwise, and whether latent or otherwise.  Neither Borrower nor Affiliated Lessee has received any notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24.      BOUNDARIES

(a)           Except as disclosed in any survey provided pursuant to Section 3.2(c) hereof, none of the Improvements which were included in determining the appraised value of any Property lie outside the boundaries and building restriction lines of any Property to any material extent, and (b) no improvements on adjoining properties encroach upon any Property and no easements or other encumbrances upon any Property encroach upon any of the Improvements so as to materially affect the value or marketability of any Property.

Section 4.25.      LEASES AND RENT ROLL

Borrower has delivered to Lender a true, correct and complete rent roll or lease summary in form acceptable to Lender for each Property (a “Rent Roll”) which includes all Leases affecting each Property (including, but not limited to, the applicable Operating Lease and schedules for all executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not occurred).  Except as set forth in the Rent Roll (as same has been updated by written notice thereof to Lender) and estoppel certificates delivered to Lender on or prior to the Closing Date:  (a) each Lease is in full force and effect; (b) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises; (c) the Tenants under the Leases have commenced the payment of rent under the Leases, there are no offsets, claims or defenses to the enforcement thereof, and neither Borrower nor to Borrower’s knowledge any Operating Lessee (with respect to any Lease other than the Operating Lease) has any monetary obligations to any Tenant under any Lease; (d) all Rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) the rent payable under each Lease is the amount of fixed or other rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any Lease which remains outstanding nor has Borrower, or to Borrower’s knowledge Operating Lessee, Manager or any other Person involved in the operation and/or management of any Property received, by telephonic, in-person, e-mail or other communication, any notice of a material default under any Lease; (g) to Borrower’s knowledge there is no present material default by any Tenant under any Lease; (h) all security deposits under the Leases have been collected by Borrower or the applicable Operating Lessee, as landlord thereunder; (i) Borrower is the sole owner of the entire landlord’s interest in each Operating Lease and the applicable Operating Lessee is the sole owner of the entire landlord’s interest in each other Lease (other than either Ground Lease); (j) each Operating Lease is the valid, binding and enforceable obligation of Borrower and there are no agreements with any Operating Lessee than as expressly set forth in the Operating Leases; (k) no Person (other than Manager) has any possessory interest in, or right to occupy, any Property or any portion thereof except under the terms of any Lease; (l) none of the Leases contains any option or offer to purchase or right of first refusal to purchase any Property or any part thereof; and (m) neither the Leases nor the Rents have been assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except the Tenants thereunder.

Section 4.26.      FILING AND RECORDING TAXES

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, each Mortgage, have been paid or will be paid, and, under current Legal Requirements, each Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

Section 4.27.      MANAGEMENT AGREEMENT

Borrower and Affiliated Lessee hereby represent that to their respective knowledge, each Management Agreement is in full force and effect, there is no default thereunder by any party thereto, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder, and no management fees under any Management Agreement are accrued and unpaid.

Section 4.28.      ILLEGAL ACTIVITY

No portion of any Property has been or will be purchased with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.29.      CONSTRUCTION EXPENSES

All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have been paid in full.  To each of Borrower’s and Affiliated Lessee’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting any Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.30.      PERSONAL PROPERTY

Borrower has paid in full for, and is the owner of, all Personal Property (other than (a) Tenants’ and Manager’s property and (b) personal property leases as customarily permitted by institutional hotel lenders) used in connection with the operation of any Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

Section 4.31.      TAXES

Borrower, Borrower Principal and Affiliated Lessee have filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower, Borrower Principal nor Affiliated Lessee knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32.      PERMITTED ENCUMBRANCES

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of any Property, impairs the use or the operation of any Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 4.33.      FEDERAL RESERVE REGULATIONS

Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.1(d) hereof and not for any illegal activity.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.34.      INVESTMENT COMPANY ACT

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35.      RECIPROCAL EASEMENT AGREEMENTS

(a)           Neither Borrower, nor to the knowledge of Borrower upon due inquiry any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of any REA which default would have a material and adverse effect on the ownership or operation of the applicable Property or Borrower’s ability to satisfy its obligations under the Loan Documents, and each REA remains unmodified and in full force and effect;

(b)           All easements, if any, granted pursuant to any REA which were to have survived any site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c)           All sums due and owing by Borrower to the other parties to any REA (or by the other parties to any REA to the Borrower) pursuant to the terms of the applicable REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on any Property (or threat thereof been made) for failure to pay any of the foregoing;

(d)           The terms, conditions, covenants, uses and restrictions contained in the REAs do not conflict in any material manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

(e)           The terms, conditions, covenants, uses and restrictions contained in each Lease do not conflict in any material manner with any terms, conditions, covenants, uses and restrictions contained in the REAs, any other Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.36.      NO CHANGE IN FACTS OR CIRCUMSTANCES; DISCLOSURE

All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect any Property or the business operations or the financial condition of Borrower.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.37.      INTELLECTUAL PROPERTY

All trademarks, trade names and service marks necessary to the business of Borrower and Affiliated Lessee as presently conducted or as Borrower or Affiliated Lessee contemplates conducting its business are in good standing and, to the extent of Borrower’s and Affiliated Lessee’s actual knowledge are uncontested.  Neither Borrower nor Affiliated Lessee has knowingly infringed, is knowingly infringing, or has received notice of infringement with respect to asserted trademarks, trade names and service marks of others.  To Borrower’s and Affiliated Lessee’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower or Affiliated Lessee.

Section 4.38.      SURVEY

To the knowledge of Borrower, the survey for each Property does not fail to reflect any material matter affecting such Property or the title thereto.

Section 4.39.      EMBARGOED PERSON

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Borrower Principal or Affiliated Lessee constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Borrower Principal or Affiliated Lessee, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Borrower Principal or Affiliated Lessee, as applicable, with the result that the investment in Borrower, Borrower Principal or Affiliated Lessee, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Borrower Principal or Affiliated Lessee, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Borrower Principal or Affiliated Lessee, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.40.      PATRIOT ACT

All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section.  Each of Borrower, Borrower Principal and Affiliated Lessee hereby represents and warrants that Borrower, Borrower Principal and Affiliated Lessee and each and every Person Affiliated with Borrower, Borrower Principal or Affiliated Lessee or that to Borrower’s or Affiliated Lessee’s knowledge has an economic interest in Borrower, Borrower Principal or Affiliated Lessee, or, to Borrower’s, Borrower Principal’s, or Affiliated Lessee’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in any Property or will participate, in any manner whatsoever, in the Loan (excluding any holders of publicly traded shares in CNL Hospitality Properties, Inc., a publicly traded real estate investment trust), is:  (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act.  Borrower covenants and agrees that in the event Borrower receives any notice that Borrower Principal, Affiliated Lessee or Borrower (or any of their respective beneficial owners or Affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.  It shall be an Event of Default hereunder if Borrower, Borrower Principal, Affiliated Lessee or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 4.41.      FRANCHISE AGREEMENTS.

Borrower and Affiliated Lessee hereby represent that to their respective knowledge, each Franchise Agreement is in full force and effect, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder, and no fees under any Franchise Agreement are accrued and unpaid.

Section 4.42.      GROUND LEASE REPRESENTATIONS

Except as specifically provided below, Borrower hereby represents and warrants to Lender with respect to each Ground Lease and/or the estoppel letter delivered to Lender by the applicable ground lessor all of the following:

(a)           The Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever (with the exception of written instruments which have been recorded or otherwise disclosed to Lender in writing);

(b)           There are no defaults under the Ground Lease by Borrower, or, to the best of Borrower’s knowledge, ground lessor thereunder, and, to the best of Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Ground Lease;

(c)           All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full;

(d)           Neither Borrower nor the ground lessor under the Ground Lease has commenced any action or given or received any notice for the purpose of terminating the Ground Lease;

(e)           The Ground Lease or a memorandum thereof has been duly recorded.  The Ground Lease permits the interest of Borrower to be encumbered by a mortgage.  The Ground Lease may not be canceled, terminated, surrendered or amended without the prior written consent of Lender;

(f)            Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Security Instrument other than the ground lessor’s related fee interest;

(g)           Borrower’s interest in the Ground Lease is assignable to Lender upon notice to, but without the consent of, the ground lessor thereunder (or, if any such consent is required, it has been obtained prior to the date hereof).  The Ground Lease is further assignable by Lender, and its successors and assigns, without the consent of the ground lessor or, where such consent is required, it cannot be unreasonably withheld by the ground lessor;

(h)           The Wilmington Ground Lease requires the ground lessor to give notice of any default by Borrower to Lender.  The Wilmington Ground Lease further provides that notice of termination given under the Wilmington Ground Lease is not effective as against Lender unless a copy of such notice has been delivered to Lender in the manner described in the Wilmington Ground Lease;

(i)            Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Wilmington Ground Lease) to cure any default under the Wilmington Ground Lease, which is curable after the receipt of notice, before the ground lessor thereunder may terminate the Wilmington Ground Lease;

(j)            The Wilmington Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date, as the same may be extended;

(k)           The Wilmington Ground Lease requires the ground lessor to enter into a new lease upon termination of the Wilmington Ground Lease for any reason, including rejection of the Wilmington Ground Lease in a bankruptcy proceeding;

(l)            Under the terms of the Wilmington Ground Lease, the related Security Instrument and the estoppel certificate from the ground lessor under the Wilmington Ground Lease, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the related Property, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and

(m)          The Wilmington Ground Lease does not impose any restrictions on subleasing.

Section 4.43.      SURVIVAL; MISCELLANEOUS

Borrower and Affiliated Lessee agree that, unless expressly provided otherwise, all of the representations and warranties of Borrower, Borrower Principal and Affiliated Lessee set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and Affiliated Lessee shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.  Notwithstanding anything set forth herein to the contrary, the representations and warranties of Affiliated Lessee shall be deemed to be limited to any Property with respect to which it is the Operating Lessee and/or agreement to which it is a party.

ARTICLE 5
BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of each Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower Principal (as to Sections 5.11 and  5.26 only) and Borrower hereby each covenants and agrees with Lender that:

Section 5.1.        EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS

(a)           Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and each Property.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower shall at all times maintain, preserve and protect all franchises and trade names used by it, its Affiliated Lessees and any Affiliated Manager in connection with the operation of each Property.

(b)           After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting any Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the applicable Property is subject and shall not constitute a default thereunder; (iii) neither such Property, any part thereof or interest therein, any of the tenants or occupants thereof, including, but not limited to the applicable Operating Lessee and Manager, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding or by Lender to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender.

Section 5.2.        MAINTENANCE AND USE OF PROPERTY

Borrower shall cause each Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender.  If under applicable zoning provisions the use of all or any portion of any Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, such consent not to be unreasonably withheld.

Section 5.3.        WASTE

Borrower shall not commit or suffer any waste of any Property or make any change in the use of any Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of such Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of any Property or the security for the Loan.  Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4.        TAXES AND OTHER CHARGES

(a)           Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against any Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay (or cause to be paid) Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.6 hereof.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.6 hereof).  Borrower shall not suffer and shall promptly cause to be paid or transferred to bond and in either instance discharged (or fully and unconditionally released) any Lien or charge whatsoever which may be or become a Lien or charge against any Property, and shall promptly pay for (or cause to be paid for) all utility services provided to any Property.

(b)           After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, or any involuntary Lien or other charge, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the applicable Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits or indemnification in lieu thereof as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Taxes or Other Charges under protest).  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the related Mortgage being primed by any related Lien.

Section 5.5.        LITIGATION

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or any Property.

Section 5.6.        ACCESS TO PROPERTY

Borrower shall permit agents, representatives and employees of Lender to inspect any Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 5.7.        NOTICE OF DEFAULT

Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, Borrower Principal, Affiliated Lessee or any Property or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 5.8.        COOPERATE IN LEGAL PROCEEDINGS

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 5.9.        PERFORMANCE BY BORROWER

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to any Property and any amendments, modifications or changes thereto.

Section 5.10.      AWARDS; INSURANCE PROCEEDS

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation materially affecting any Property or any material part thereof) out of such Awards or Insurance Proceeds.

Section 5.11.      FINANCIAL REPORTING

(a)           Borrower and Borrower Principal shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and shall furnish to Lender:

(i)            quarterly and annual certified rent rolls signed and dated by Borrower, detailing the names of all Tenants under Major Leases, the portion of the Improvements (in terms of square footage) occupied by each such Tenant, the base rent, additional rent and any other charges payable under each such Major Lease (including annual store sales required to be reported by Tenant under any Lease), and the term of each such Major Lease, including the commencement and expiration dates and any tenant extension, expansion or renewal options, the extent to which any Tenant is in default under any such Major Lease, and any other information as is reasonably required by Lender, within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(ii)           quarterly and annual operating statements of each Property, prepared by Borrower or, if applicable, by Manager in form reasonably satisfactory to Lender and certified by Borrower in the form required by Lender, detailing the revenues received, the expenses incurred and the net operating income before and after debt service (principal and interest) and major capital improvements for the period of calculation and containing appropriate year-to-date information, within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(iii)          quarterly and annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower and Borrower Principal in the form required by Lender (with the annual financial statements prepared and audited by an Acceptable Accountant), together with a certificate by an authorized officer of the general partner of Borrower Principal certifying at to Borrower Principal’s then Consolidated Tangible Net Worth, all within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower and Borrower Principal, as applicable, as the case may be; and

(iv)          an Annual Budget in form reasonably satisfactory to Lender with respect to the operations of each Property, not later than the later of (i) five (5) Business Days after Borrower of any Affiliates receipt thereof and (ii) thirty (30) days or in the instance of each Marriott Managed Property fifteen (15) days prior to the commencement of each fiscal year of Borrower, but in no event later than February 15th of any calendar year.  In the event that Lender reasonably objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any reasonable objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves such Annual Budget.  In the event Lender shall fail to respond in writing to any proposed Annual Budget or revised Annual Budget within the above-stated time period, Lender shall be deemed to have approved the same, provided that any proposed or revised Annual Budget submitted to Lender pursuant to the terms hereof shall state in bold face type, 16” font and all capital letters on the cover letter accompanying each such (A) proposed Annual Budget “ATTACHED IS A PROPOSED ANNUAL BUDGET FOR THE BELOW REFERENCED PROPERTY(IES), YOUR FAILURE TO RESPOND IN WRITING TO THE UNDERSIGNED REGARDING THE SAME WITHIN FIFTEEN (15) DAYS OF THE DATE OF YOUR RECEIPT OF SAID PROPOSED ANNUAL BUDGET, SHALL BE DEEMED TO CONSTITUTE YOUR APPROVAL OF THE SAME” and (B) revised Annual Budget “ATTACHED IS A REVISED ANNUAL BUDGET FOR THE BELOW REFERENCED PROPERTY(IES), YOUR FAILURE TO RESPOND IN WRITING TO THE UNDERSIGNED REGARDING THE SAME WITHIN FIFTEEN (15) DAYS OF THE DATE OF YOUR RECEIPT OF SAID REVISED ANNUAL BUDGET SHALL BE DEEMED TO CONSTITUTE YOUR APPROVAL OF THE SAME”.  Until such time that Lender approves a proposed or revised Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, or is deemed to have approved the same, the most recent Annual Budget with respect to such Property shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and other expenses under the applicable Management Agreement, if any.

(b)           Upon request from Lender, Borrower shall promptly furnish to Lender:

(i)            a property management report regarding operating and financial performance for any Property, in reasonable detail and certified by Borrower under penalty of perjury to be true and complete, but no more frequently than quarterly;

(ii)           to the extent applicable, an accounting of all security deposits held in connection with any Lease of any part of any Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and

(iii)          to the extent applicable, a report of all letters of credit provided by any Tenant in connection with any Lease of any part of any Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.

(c)           Borrower shall comply with the following:

(i)            If requested by Lender in connection with a Securitization involving a public offering, and the filing of any related Disclosure Document, Borrower shall provide Lender, promptly upon request, with the following financial statements if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan when combined with the principal amount of any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan when combined with the principal amount of any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed 20% of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization:

(A)          A balance sheet for Borrower for the two most recent fiscal years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to each Property for the three most recent fiscal years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than 135 days old as of the date of the document in which such financial statements are included, interim financial statements of each Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, that with respect to a Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Borrower from an unaffiliated third party (such Property, “Acquired Property”), as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this section, Borrower shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X (“Acquired Property Statements”).

(B)           Not later than 45 days after the end of each fiscal quarter following the date hereof, a balance sheet for Borrower as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Properties for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to subsection (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period).

(C)           Not later than 90 days after the end of each fiscal year following the date hereof, a balance sheet for Borrower as of the end of such fiscal year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of each Property for such fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X.

(D)          Within ten Business Days after notice from Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each an “Offering Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in this subsection (c)(i); provided that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

(ii)           If requested by Lender, Borrower shall provide Lender, promptly upon request, with summaries of the financial statements referred to in Section 5.11(c) hereof if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan and any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed 10% (but is less than 20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in a Securitization.  Such summaries shall meet the requirements for “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, or such other requirements as may be determined to be necessary or appropriate by Lender.

(iii)          All financial statements provided by Borrower hereunder pursuant to Section 5.11(c)(i) and (ii) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-X and other applicable legal requirements.  All financial statements referred to in Section 5.11(c)(i)(A)and (C) above shall be audited by Acceptable Accountants in accordance with Regulation S-X and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the Acceptable Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Acceptable Accountants and the reference to such Acceptable Accountants as “experts” in any Disclosure Document and Exchange Act Filing (as defined below), all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial statements (audited or unaudited) provided by Borrower under this Section 5.11 shall be certified by the chief financial officer or administrative member of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.11(c)(iii).

(iv)          If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation S-X or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any filing under or pursuant to the

Exchange Act in connection with or relating to a Securitization (hereinafter an “Exchange Act Filing”) or as shall otherwise be reasonably requested by Lender.

(v)           In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 5.11(c) hereof, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(vi)          Any reports, statements or other information required to be delivered under this Agreement shall be delivered in paper form and in the event that Lender requires financial statements in connection with subsection (c) above because the Loan when combined with the principal amount of any Affiliated Loans equal or exceed 20% of the aggregate principal amount of all mortgage loans included in a Securitization (defined below), Borrower shall deliver such reports, statements and other information (A) on a diskette, and (B) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared and submitted in format acceptable to Lender.

(d)           Borrower and Borrower Principal shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease pursuant to the terms of such Lease), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(e)           All items requiring the certification of Borrower shall, except where Borrower is an individual, require a certificate executed by the general partner, managing member or chief executive officer of Borrower, as applicable (and the same rules shall apply to any sole shareholder, general partner or managing member which is not an individual).

Section 5.12.      ESTOPPEL STATEMENT

(a)           After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, each Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use its best efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from (i) the applicable lessor under either Ground Lease pursuant to the applicable terms and conditions of the applicable ground lease estoppel and agreement executed in connection herewith, and (ii) any one or more Tenants as required by

Lender attesting to such facts regarding the related Lease as Lender may require, including, but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.

Section 5.13.      OPERATING LEASE; LEASING MATTERS

(a)           Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Operating Leases and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to any Operating Lessee by Borrower; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that an Operating Lessee is terminating its Operating Lease or that any Operating Lessee is otherwise discontinuing its operation of the applicable  Property; and (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Operating Lessee under the applicable Operating Lease.

(b)           If at any time, (A)(i) an Operating Lessee shall become insolvent or a debtor in a bankruptcy proceeding or (ii) a default has occurred and is continuing under any Operating Lease and (B) an Event of Default has occurred and is continuing and Lender has accelerated the Loan and is exercising its rights under the Loan Documents to realize on its collateral under the Loan and is exercising its rights under the Loan Documents to realize on the collateral securing the Loan, Lender shall have the absolute right to (and Borrower shall reasonably cooperate and not in any way hinder, delay or otherwise interfere with Lender’s right to), (A) in the instance of an Operating Lease between Borrower and an Affiliated Lessee, immediately terminate the applicable Operating Lease under and in accordance with the terms of the applicable Subordination, Attornment and Security Agreement or (b) in the instance of an Operating Lease with a Non-Affiliated Lessee, terminate such Operating Lease to the extent permitted under the terms of such Operating Lease under and in accordance with terms of the applicable Subordination, Non-Disturbance and Attornment Agreement.

(c)           Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel any Operating Lease or otherwise replace any Operating Lessee or enter into any other operating lease with respect to any Property; (ii) reduce or consent to the reduction of the term of any Operating Lease; or (iii) enter into, renew, amend, modify, waive any provisions of , reduce Rents under, or shorten the term of any Operating Lease.

(d)           Any replacement Operating Lessee shall in all events be a Qualified Lessee, and shall be a party to an Operating Lease approved in writing by Lender, in its reasonable discretion.  In the event any new Operating Lease with respect to a Property(ies) not subject to an approved Management Agreement does not provide for the payment of Operating Expenses prior to the distribution of any amounts to Borrower and/or for a reserve for Replacements that may be controlled by Lender, in all instances acceptable to Lender in its reasonable discretion, the

Lender shall have the right to require adequate Operating Expenses to be reserved pursuant to Section 9.8(a) hereof with respect to such Property(ies) and/or, as applicable, require additional Replacement Reserve Funds to be deposited with Lender based on Lender’s reasonable determination with respect to the Replacement needs of such Property(ies).  In addition, any new or replacement Operating Lessee (i) Affiliated with Borrower, shall execute a form of Subordination, Attornment and Security Agreement substantially in the same form as the one delivered in connection with the closing of the Loan and (ii) not Affiliated with Borrower, shall execute a subordination, non-disturbance and attornment agreement in a form as may be approved by Lender in its reasonable discretion.

(e)           Other than any new or replacement Operating Lease, Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) (or cause or permit any Operating Lessee to enter into a proposed Lease or Renewal Lease) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower or Operating Lessee, as the case may be (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for or contemplated in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of the applicable Property taken as a whole, (iv) is subject and subordinate to the applicable Mortgage and the Tenant thereunder agrees to attorn to Lender (provided such agreement may be conditioned upon receipt of a reasonable and customary non-disturbance agreement from Lender), (v) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of the applicable Property, (vi) has a base term of less than fifteen (15) years including options to renew, (vii) as to Major Leases, has no rent, credits, free rents or concessions granted thereunder, and (viii) as to Major Leases, is written on customary form of lease reasonably acceptable to Lender.  All proposed Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense.  Borrower shall promptly deliver to Lender copies of all Major Leases and to the extent requested by Lender other Leases which are entered into pursuant to this subsection together with Borrower’s certification that such Leases satisfy all of the conditions of this Section.

(f)            Without limiting any other provision contained herein, Borrower (i) shall (or shall cause the applicable Operating Lessee to) observe and perform all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall send or receive under any Major Lease (and any other Lease to pursuant to any request made by Lender); (iii) shall enforce (or cause or permit the applicable Operating Lessee to enforce) all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) shall not collect (or cause or permit any Operating Lessee to collect) any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute (or cause or permit any Operating Lessee to execute) any other assignment of the landlord’s interest in any of the Leases or the Rents; and (vi) shall not consent

(or cause or permit any Operating Lessee to consent) to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

(g)           Notwithstanding any other provision contained herein, other than with respect to a Major Lease (including, but not limited to, any Operating Lease) Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) (or cause or permit any Operating Lessee to do any of the foregoing) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of the applicable Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease.  A termination of a Lease (other than an Operating Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a materially adverse effect on the value of the applicable Property taken as a whole.  Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel (not to be unreasonably withheld), at Borrower’s expense.  Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers for Major Leases (and any other Lease pursuant to any request made by Lender) which are entered into pursuant to this subsection together with Borrower’s certification that all conditions of this subsection have been satisfied.

(h)           Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease (or in the instance of a Major Lease other than an Operating Lease, cause or permit the applicable Operating Lessee to do any of the foregoing).

(i)            Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Lease during a Excess Cash Flow Sweep Period (or cause or permit the applicable Operating Lessee to do any of the foregoing).

Section 5.14.      PROPERTY MANAGEMENT

(a)           Borrower shall or shall cause the applicable Operating Lessee to (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the applicable Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)           If at any time, an event shall occur (i) under any Management Agreement which constitutes a material monetary default by Manager as determined by Lender or a material non-monetary default by Manager as determined by Lender which default materially and adversely affects the value, use or operation of any Property or the Borrower’s obligations to pay the Debt which permits Borrower or Operating Lessee to terminate the applicable Manager or (ii) under any Assignment of Management Agreement which permits Lender, Borrower or Operating Lessee to terminate the applicable Manager, Borrower shall, at the request of Lender, promptly terminate (or cause Operating Lessee to terminate) the applicable Management Agreement in accordance with the terms (including the minimum time periods for termination) of such Management Agreement and/or Assignment of Management Agreement, and replace Manager with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.  Without limiting the foregoing, in the event any Assignment of Management Agreement shall permit Lender to terminate the Management Agreement directly, upon Lender’s election to so terminate any such Management Agreement, Borrower shall reasonably cooperate and not in any way interfere with any act by Lender’s to so terminate such Management Agreement.

(c)           Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace any Manager or enter into any other management agreement with respect to any Property (or cause or permit the applicable Operating Lessee to do any of the foregoing); (ii) reduce or consent to the reduction of the term of any Management Agreement (or cause or permit the applicable Operating Lessee to do any of the foregoing); (iii) increase or consent to the increase of the amount of any charges under any Management Agreement (or cause or permit the applicable Operating Lessee to do any of the foregoing); or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect (or cause or permit the applicable Operating Lessee to do any of the foregoing).

(d)           Any replacement Manager shall in all events be a Qualified Manager, and shall be a party to a Management Agreement approved in writing by Lender, in its reasonable discretion.  In the event any new Management Agreement does not provide for the payment of Operating Expenses prior to the distribution of any amounts to Operating Lessee or Borrower and/or for a reserve for Replacements that may be controlled by Lender, in all instances acceptable to Lender in its reasonable discretion, the Lender shall have the right to require adequate Operating Expenses to be reserved pursuant to Section 9.8(a) hereof with respect to such Properties and/or, as applicable, require additional Replacement Reserve Funds in accordance with Section 9.2(b) hereof to be deposited with Lender based on Lender’s reasonable determination with respect to the Replacement needs of such Property(ies).  In addition, any new or replacement Manager shall execute the form of assignment and subordination of management agreement in a form as may be approved by Lender in its reasonable discretion.

Section 5.15.      LIENS

Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Property or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16.      DEBT CANCELLATION

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 5.17.      ZONING

Borrower shall not initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

Section 5.18.      ERISA

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19.      NO JOINT ASSESSMENT

Borrower shall not suffer, permit or initiate the joint assessment of any Property with (a) any other real property constituting a tax lot separate from such Property, or (b) any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

Section 5.20.      RECIPROCAL EASEMENT AGREEMENTS

Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Borrower shall enforce, comply with, and cause each of the parties to each REA to comply with all of the material economic terms and conditions contained in each REA.

Section 5.21.      ALTERATIONS

Lender’s prior approval (which shall not be unreasonably withheld) shall be required in connection with any alterations to any Improvements, exclusive of alterations to tenant spaces required under any Lease, (a) that may have a material adverse effect on any Property, (b) that are structural in nature or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold.  If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, (iii) other securities acceptable to Lender and the Rating Agencies, (iv) Letter of Credit acceptable to Lender and the Rating Agencies or (v) a completion bond, provided that such completion bond is acceptable to the Lender and the Rating Agencies.  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

Section 5.22.      FRANCHISE AGREEMENTS.

(a)           Each Property (other than any Property for which with Lender’s consent there is no Franchise Agreement in place) shall be operated under the terms and conditions of the applicable Franchise Agreement.  Borrower shall or shall cause the applicable Operating Lessee to (i) pay all sums required to be paid by the franchisee under each Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of each Franchise Agreement on the part of the franchisee thereunder to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of said franchisee under each Franchise Agreement, (iii) promptly notify Lender of the giving of any notice to Borrower and/or Operating Lessee of any default by the franchisee in the performance or observance of any of the terms, covenants or conditions of any Franchise

Agreement on the part of the franchisee thereunder to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice of a default under the Franchise Agreement, report regarding operations at the related Property, estimates of any monetary nature and any other items reasonably requested by Lender, in each case received by Borrower or Affiliated Lessee under any Franchise Agreement.

(b)           Borrower shall not (and shall not cause or permit any Operating Lessee to), without the prior consent of the Lender, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, any and all rights, privileges and prerogatives of Borrower to surrender any Franchise Agreement or to terminate, cancel, modify, change, supplement, alter or amend any Franchise Agreement in any respect, and any such surrender of any Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of any Franchise Agreement without the prior consent of Lender shall be void and of no force and effect.

(c)           If any franchisee shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of the franchisee thereunder to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Franchise Agreement on the part of the franchisee to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of said franchisee (and/or Borrower and/or Operating Lessee) in, to and under such Franchise Agreement shall be kept unimpaired and free from default.  Any such amounts so advanced by Lender together with interest thereon from the date expended by Lender of the Default Rate shall be part of the Debt and Borrower shall immediately repay such amounts to Lender upon demand.  Pursuant to the terms of the applicable Subordination Non-Disturbance Attornment Agreement, Subordination Attornment and Security Agreement and/or Assignment of Management Agreement, Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Property at any time and from time to time for the purpose of taking any such action.  If any Franchisor shall deliver to Lender a copy of any notice sent to Borrower and/or Operating Lessee of any default under any Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

(d)           Borrower shall (or shall cause the applicable Operating Lessee to) exercise each individual option, if any, to extend or renew the term of each Franchise Agreement upon demand by Lender made at any time within ninety (90) days prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise (or cause the applicable Operating Lessee to exercise) any such option in the name of and upon behalf of Borrower should Borrower fail to do so, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(e)           Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt , shall be secured by the lien of the Mortgage and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(f)            Borrower shall, promptly upon request of Lender, use its diligent best efforts to obtain and deliver (or cause to be delivered) an estoppel certificate from each Franchisor stating that (i) each applicable Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither such Franchisor nor the franchisee named thereunder is in default under any of the terms, covenants or provisions of each applicable Franchise Agreement and such Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under each applicable Franchise Agreement, (iii) neither such Franchisor nor the franchisee thereunder has commenced any action or given or received any notice for the purpose of terminating any applicable Franchise Agreement and (iv) all sums due and payable to such Franchisor under each applicable Franchise Agreement have been paid in full.

(g)           Upon the termination of any Franchise Agreement, Borrower shall (or shall cause Operating Lessee to) promptly enter into a new Franchise Agreement with a replacement Franchisor, which shall deliver a comfort or similar letter to and in favor of Lender, all upon terms and conditions acceptable to Lender in its discretion.

Section 5.23.      GROUND LEASE

(a)           With respect to each Ground Lease, Borrower shall (i) subject to Section 9.10 pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the landlord under the Ground Lease to Borrower of any default by Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt.  Borrower shall not, without the prior written consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, and if Borrower shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default.  If the landlord under the Ground Lease shall deliver to Lender a copy of any notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within ninety (90) days prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower should Borrower fail to do so, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(b)           Other than as permitted by this Agreement, notwithstanding anything contained in either Ground Lease to the contrary, Borrower shall not further sublet any portion of the applicable Property subject to such Ground Lease (other than as permitted pursuant to the applicable terms and conditions hereof) without prior written consent of Lender.  In addition, (i) any such sublease shall not terminate or be terminable by the lessee thereunder, including, but not limited to, in the event of any action for the foreclosure of the Security Instrument (unless a judgment is obtained therein against such sublessee); and (ii) in the event that the Ground Lease is terminated as aforesaid, the sublessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the applicable Property on such foreclosure, as the case may be.  In the event that any portion of the applicable Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the applicable Property.

Section 5.24.      INTEREST RATE CAP AGREEMENT

(a)           Prior to or contemporaneously with the Closing Date, Borrower shall have obtained the Rate Cap, which shall continue until the end of the Interest Period in which the Maturity Date of the Loan shall occur and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan.  The Rate Cap shall be maintained throughout the term of the Loan with an Acceptable Counterparty.  If the provider of the Rate Cap or any Replacement Rate Cap ceases to be an Acceptable Counterparty, Borrower shall obtain a Replacement Rate Cap at Borrower’s sole cost and expense within ten (10) days of receipt of notice from Lender or Borrower’s obtaining knowledge that the provider is no longer an Acceptable Counterparty.

(b)           Borrower shall collaterally assign to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Rate Cap or any Replacement Rate Cap (and any related guarantee, if any) and shall deliver to Lender counterparts of such Collateral Assignment of Interest Rate Cap Agreement executed by the Borrower and by the Acceptable Counterparty and notify the Acceptable Counterparty of such collateral assignment (either in such Rate Cap or by separate instrument).  At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Rate Cap and any Replacement Rate Cap shall terminate and Lender shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Rate Cap and any Replacement Rate Cap and to notify the Acceptable Counterparty of such release.

(c)           Borrower shall comply with all of its obligations under the terms and provisions of the Rate Cap and any Replacement Rate Cap.  All amounts paid by the Acceptable Counterparty under the Rate Cap to Borrower or Lender shall be deposited immediately into the

Cash Management Account.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Rate Cap and any Replacement Rate Cap in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d)           In the event that Borrower fails to purchase and deliver to Lender the Rate Cap or any Replacement Rate Cap as and when required hereunder, or fails to maintain such agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Rate Cap or any Replacement Rate Cap, as applicable, and the cost incurred by Lender in purchasing the Rate Cap or any Replacement Rate Cap, as applicable, shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)           In connection with the Rate Cap and any Replacement Rate Cap, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)            the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Rate Cap or the Replacement Rate Cap, as applicable;

(ii)           the execution and delivery of the Rate Cap or the Replacement Rate Cap, as applicable, by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)          all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Rate Cap or the Replacement Rate Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)          the Rate Cap or the Replacement Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.25.      MANAGER OF FLINT PROPERTY

The initial Manager of the Flint Property as of the Closing Date is Flagstone.  Borrower anticipates entering into with Interstate a new Management Agreement (“Flint Interstate Management Agreement”) in the exact same form as the form in place on the Closing Date with Interstate on the other Interstate Properties.  On or before December 31, 2003, Borrower shall provide Lender with a copy of the executed Flint Interstate Management Agreement as well as the Assignment of Management Agreement in the form delivered on the Closing Date and executed by Interstate for the other Interstate Managed Properties.

Section 5.26.      CONSOLIDATED TANGIBLE NET WORTH

Borrower Principal shall not permit the Consolidated Tangible Net Worth of Borrower Principal and its Subsidiaries on a consolidated basis at any time to be less than the sum of $150,000,000 plus the cost basis of the Properties subject to the Lien of the Mortgage at such time as set forth on Schedule III hereof minus the aggregate then outstanding principal balance of the Loan and Mezzanine Loan.

ARTICLE 6
ENTITY COVENANTS

Section 6.1.        SINGLE PURPOSE ENTITY/SEPARATENESS

Until the Debt has been paid in full, Borrower represents, warrants and covenants as follows:

(a)           Borrower has not and will not:

(i)            engage in any business or activity other than the ownership, operation and maintenance of the Properties, and activities incidental thereto;

(ii)           acquire or own any assets other than (A) the Properties, and (B) such incidental Personal Property as may be necessary for the operation of each Property;

(iii)          merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without the prior written consent of Lender and after a Securitization written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher, then current ratings issued in connection with a Securitization;

(iv)          fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)           own any subsidiary, or make any investment in, any Person, without the prior written consent of Lender and after a Securitization written confirmation from each of the applicable Rating Agencies that said ownership or investment shall not result in the qualification, withdrawal or downgrade of the initial, or if higher, then current ratings issued in connection with a Securitization;

(vi)          commingle its assets with the assets of any other Person;

(vii)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors (including obligations in respect of alterations, replacements and capital improvements permitted under the Loan Documents), provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall when combined with any similar indebtedness then held by the Affiliated Lessee not exceed at any time five percent (5%) of the outstanding principal amount of the Note;

(viii)        fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements clearly and conspicuously identify the Borrower as a separate legal entity;

(ix)           enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)            maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)           except as otherwise expressly permitted by the Loan Documents, assume or guaranty the debts of any other Person (other than any commercially reasonable guaranty of any Affiliated Lessee’s obligations under any Franchise Agreement or Management Agreement consented to by Lender), hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)          make any loans or advances to any Person, without the prior written consent of Lender and after a Securitization written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher, then current ratings issued in connection with a Securitization;

(xiii)         fail to file its own tax returns or fails to file a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);

(xiv)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)        if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the directors or managers as applicable, of each SPE Component Entity (if any), including, without limitation, each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)       fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xviii)      (A) fail to remain solvent or (B) pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds;

(xix)         acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)          violate or cause to be violated the assumptions made with respect to Borrower and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(xxi)         fail to maintain a sufficient number of employees in light of its contemplated business operations.

(b)           If Borrower is a partnership or limited liability company which is not a single member limited liability company, each general partner in the case of a general partnership, each general partner in the case of a limited partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a corporation or a single member Delaware limited liability company (which shall comply with all additional provisions contained herein with respect to Delaware limited liability companies) whose sole asset is its interest in Borrower.  Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii) - (vi) and (viii) - (xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4.  Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation (or other applicable formation and entity documentation) are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners.  Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status no SPE Component Entity shall be required.

(c)           In the event Borrower is a single member Delaware limited liability company, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of Borrower (“Member”) to cease to be the member of Borrower (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower as a member thereof (“Special Member”) and shall continue Borrower without dissolution and (ii) Special Member may not resign from Borrower or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director.  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (ii) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (iv) Special Member, in its capacity as Special Member, may not bind Borrower and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement.  In order to implement the admission to Borrower of Special Member, Special

Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (i) to continue Borrower and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower.  Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution.  The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

Section 6.2.        CHANGE OF NAME, IDENTITY OR STRUCTURE

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, each SPE Component Entity (if any), or Borrower Principal, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender.  In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Section 6.1 and Section 6.4 hereof.  Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate each Property, and representing and warranting that Borrower does business under no other trade name with respect to such Property.  If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3.        BUSINESS AND OPERATIONS

Borrower will qualify to do business and will remain in good standing under the laws of the applicable State as and to the extent the same are required for the ownership, maintenance, management and operation of each Property.

Section 6.4.                       INDEPENDENT DIRECTOR

(a)                                  The organizational documents of each SPE Component Entity (if any) shall provide that at all times there shall be, and Borrower shall cause there to be, at least two duly appointed members of the board of directors, board of managers or equivalent governing board (each an “Independent Director”) of such SPE Component Entity reasonably satisfactory to Lender each of whom are not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as an Independent Director of such SPE Component Entity, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of a single member Delaware limited liability company, or in the instance in which such Independent Director is an employee, representative or officer of a corporate service company which in the ordinary course of business serves as Independent Director for an Affiliate of Borrower other than any Affiliate which has a direct interest in Borrower, Affiliated Lessee or any of Borrower’s constituent entities), employee, attorney or counsel of, Borrower, such SPE Component Entity or any of  their respective shareholders, partners, members, subsidiaries or Affiliates; (ii) a customer or creditor of, or supplier to, Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates who derives any of its purchases or revenue from its activities with Borrower or such SPE Component Entity or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer.

(b)                                 The organizational documents of each SPE Component Entity (if any) shall provide that the board of directors, board of managers or equivalent governing board of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, certificate of formation, limited liability company agreement, by-laws, similar entity governance document or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of directors of such SPE Component Entity of Borrower unless at the time of such action there shall be at least two members of the board of directors who are Independent Directors.  Such SPE Component Entity will not, without the unanimous written consent of its board of directors, board of managers or other equivalent governing board including each Independent Director, on behalf of itself or Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.

ARTICLE 7
NO SALE OR ENCUMBRANCE

Section 7.1.                       TRANSFER DEFINITIONS

For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent in which Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest;

“Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.2.                       NO SALE/ENCUMBRANCE

(a)                                  Borrower shall not cause or permit a Sale or Pledge of any Property or any part thereof or any legal or beneficial interest therein held by Borrower nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, without the prior written consent of Lender.  Nothing set forth herein shall or shall be deemed to prohibit the sale of publicly traded shares in CNL Hospitality Properties, Inc.

(b)                                 A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any Property or any part thereof for a price to be paid in installments; (ii) other than an Operating Lease, an agreement by Borrower leasing all or a substantial part of any Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal of Manager, the acceptance by Borrower of the resignation of Manager when such Manager was not entitled under the applicable Management Agreement to resign or the resignation of the Manager in collusion with the Borrower, in each case other than in accordance with Section 5.14.

Section 7.3.                       PERMITTED TRANSFERS

Notwithstanding the provisions of Section 7.2, the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (b) the transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in a change in Control in the Restricted Party or change in control of any Property, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; (c) the pledge by Borrower’s limited partner of its interest in Borrower and by the sole member of Borrower’s general partner of its interest in Borrower’s general partner as security for the Mezzanine Loan; (d) upon receipt of Lender’s prior written consent and after a Securitization written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher, then current ratings issued in connection with such Securitization, in connection with any refinance of the Mezzanine Loan, the pledge by Borrower’s limited partner of its interest in Borrower and by the sole member of Borrower’s general partner of its interest in Borrower’s general partner as security for such refinancing; (e) a transfer permitted under the Intercreditor Agreement; (f) a transfer in a transaction (including, without limitation, a merger or consolidation) whereby CNL Rose Acquisition Corp., CNL Rose GP Corp. or CNL Hospitality Properties, Inc. transfer their interests in Borrower Principal provided that following such transaction a majority of the interests in Borrower Principal continue to be owned, directly or indirectly, by CNL Hospitality Properties, Inc. and CNL Hospitality Properties, Inc. shall continue to Control Borrower Principal; or (g) other than as to Borrower Principal or any of Borrower Principal’s Subsidiaries, any transaction, including, without limitation, a merger or consolidation involving a Restricted Party, whereby, immediately following such transaction (i) a majority of the ownership interests in such Restricted Party are owned, directly or indirectly, by Persons who owned, directly or indirectly, a majority of the ownership interests of such Restricted Party immediately prior to such transaction, and (ii) as to any entity other than CNL Hospitality Properties, Inc., there is no resulting change in Control.  Notwithstanding the foregoing, any transfer (other than a transfer expressly permitted under the Intercreditor Agreement) that results in any Person owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party other than a transfer permitted under the Intercreditor Agreement shall comply with the requirements of Section 7.4 hereof.

Section 7.4.                       LENDER’S RIGHTS

Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, and (e) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender.  All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.  Notwithstanding anything to the contrary contained in this Section 7.4, in the event a substantive non-consolidation opinion was delivered to Lender and the Rating Agencies in connection with the closing of the Loan, and if any Sale or Pledge permitted under this Article 7 results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

Section 7.5.                       ASSUMPTION

Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a transfer of the Properties in its entirety to, and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a)                                  no Default or Event of Default has occurred;

(b)                                 Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000.  Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld.  In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c)                                  Borrower shall have paid to Lender, concurrently with the closing of such Transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the transfer;

(d)                                 Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such transfer,

Transferee and its constituent partners, members or shareholders as Lender may require,  shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption;

(e)                                  Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(f)                                    Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple and/or leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g)                                 Transferee shall have furnished to Lender, if Transferee is a corporation, partnership, limited liability company or other entity, all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee.  Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof;

(h)                                 Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement;

(i)                                     Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, each Mortgage, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request;

(j)                                     if required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the transfer will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;

(k)                                  Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.5; and

(l)                                     Transferee shall, prior to such transfer, deliver a substantive non-consolidation opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

A consent by Lender with respect to a transfer of the Properties in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.5 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of any Property.

ARTICLE 8
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1.                       INSURANCE

(a)                                  Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and each Property providing at least the following coverages:

(i)                                     comprehensive “all risk” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000 for all such insurance coverage; and (D)  if any of the Improvements or the use of such Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement.  In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a  “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event such Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)                                  Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about such Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at such Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations;

(3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities contained in Article 12 and Article 14 hereof to the extent the same is available;

(iii)                               loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from such Property for the succeeding period of coverage required above.  All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv)                              at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)                                 workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about such Property, or in connection with such Property or its operation (if applicable);

(vi)                              comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)                           excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above or as otherwise approved by Lender;

(viii)                        sinkhole and mine subsidence insurance, if required, and such Property is located in an “earthquake” prone zone as determined by the U.S. Geological Survey, earthquake insurance in amount not less than the probable maximum loss, all as determined by a recognized earthquake engineering firm acceptable to and approved by Lender, less any applicable deductibles, including business interruption coverage in an amount not less than that set forth in clause (iii) above;

(ix)                                a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or (C) temporary contract employees or student interns;

(x)                                   motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(xi)                                environmental insurance for the Louisville Property in form acceptable to Lender for an initial term of two years past the initial Maturity Date and, if Borrower extends the Maturity Date in accordance with Section 2.3(b) hereof, for each Extended Maturity Date, for two years from such Extended Maturity Date; and

(xii)                             upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to such Property located in or around the region in which such Property is located.

With respect to the Policies required to be maintained pursuant to clauses (i), (iii) and (vi) above, Borrower shall maintain insurance coverage against Losses resulting from acts of terrorism.

(b)                                 All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better by S&P (or such other ratings approved by Lender) and a general policy rating of “A” or better and a financial class of VIII or better by A.M. Best Company, Inc.  The Policies described in Section 8.1(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender.  To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender certified copies of all Policies or other evidence of insurance reasonably acceptable to Lender not later than thirty (30) days after the Closing Date.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, renewal Policies or other evidence of insurance reasonably acceptable to Lender accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender.

(c)                                  Any blanket insurance Policy shall specifically allocate to each Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the applicable Property in compliance with the provisions of Section 8.1(a).

(d)                                 All Policies provided for or contemplated by Section 8.1(a), except for the Policy referenced in Section 8.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)                                  All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:

(i)                                     no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)                                  the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(iii)                               the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration;

(iv)                              Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(v)                                 the Policies described in clauses (i), (iii) and (vi) above do not contain an exclusion for acts of terror or similar acts of sabotage.

(f)                                    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the applicable Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g)                                 Borrower shall cause any payments paid under the Policy described in Section 8.1(a)(xi) to be paid to Lender.

Section 8.2.                       CASUALTY

If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration of such Property in accordance with Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.  Without limiting any other provision contained herein, in the event Lender shall not make Net Proceeds available to Borrower for the restoration of any Property, Borrower may obtain a partial release of such Property in accordance with and to the extent permitted under Section 2.4(c)(ii).

Section 8.3.                       CONDEMNATION

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Property and otherwise comply with the provisions of Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4.  If such Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.  Without limiting any other provision contained herein, in the event Lender shall not make Net Proceeds available to Borrower for the restoration of any Property, Borrower may obtain a partial release of such Property in accordance with and to the extent permitted under Section 2.4(c)(ii).

Section 8.4.                       RESTORATION

The following provisions shall apply in connection with any Restoration of a Property:

(a)                                  If the costs of completing the Restoration shall be less than five percent (5%) of the Allocated Loan Amount with respect to the affected Property, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)                                 If the costs of completing the Restoration are equal to or greater than five percent (5%) of the Allocated Loan Amount with respect to the affected Property, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 8.4.  The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (1) the net amount of all insurance proceeds received by Lender pursuant to Section 8.1(a)(i), (iv), (vi) and (vii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (2) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i)                                     The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)                              no Event of Default shall have occurred and be continuing;

(B)                                (1) in the event the Net Proceeds are Insurance Proceeds, less than ten percent (10%) of the aggregate fair market value of the Improvements at all the Properties (immediately prior to the applicable Casualty) has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the affected Property is taken, such land is located along the perimeter or periphery of the affected Property, and no portion of the Improvements is located on such land;

(C)                                the Operating Leases of the affected Property in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, and each other Major Lease, if any, in effect as of such date shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D)                               Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)                                 Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the affected Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.1(a)(iii) above;

(F)                                 Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases (including, without limitation, any Ground Lease) or material agreements affecting the affected Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);

(G)                                the affected Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;

(H)                               the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)                                    such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Property or the Improvements;

(J)                                   Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(K)                               the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.

(ii)                                  The Net Proceeds shall be held by Lender until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4, shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

Notwithstanding the foregoing, Insurance Proceeds from the Policies required to be maintained by Borrower pursuant to Section 8.1(a)(iii) shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and Operating Expenses.

(iii)                               All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $100,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv)                              In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed.  The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b) and that all approvals necessary for the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of each Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)                                 Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)                              If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)                           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)                                  All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii) may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due as an involuntary partial prepayment thereof, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate.

(d)                                 In the event of foreclosure of any Mortgage, or other transfer of title to the affected Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning each Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

ARTICLE 9
RESERVE FUNDS

Section 9.1.                       REQUIRED REPAIRS

(a)                                  Borrower shall make (or cause to be made) the repairs and improvements set forth on Schedule I and as more particularly described in the Physical Conditions Report or any Environmental Report delivered in connection with the Closing of the Loan prepared in connection with the closing of the Loan (such repairs hereinafter referred to as “Required Repairs”).  Borrower shall complete (or cause to be completed) the Required Repairs in a good and workmanlike manner on or before the date that is twelve (12) months from the date hereof or within such other time frame for completion specifically set forth on Schedule I.

(b)                                 Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Required Repairs (the “Required Repair Account”) into which Borrower shall deposit on the date hereof the amount of $288,750.00, which amount equals 125% of the estimated cost for the completion of the Required Repairs.  Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds.”

Section 9.2.                       REPLACEMENTS

(a)                                  On an ongoing basis throughout the term of the Loan, Borrower shall make (or cause to be made) capital repairs, replacements and improvements necessary to keep each Property in good order and repair and in a good marketable condition or prevent deterioration of each Property, including, but not limited to, repairs, replacements of, or additions to FF&E and those repairs, replacements and improvements more particularly described (i) in any Physical Condition Report received at any time after the Closing Date, (ii) any PIP Report received at any time after the Closing Date, (iii) on Schedule II attached hereto and made a part hereof or (iv) the applicable Annual Budget approved by Lender (collectively, the “Replacements”).  Borrower shall complete all Replacements (or cause all Replacements to be made) in a good and workmanlike manner as soon as commercially reasonable after commencing to make each such Replacement.

(b)                                 Borrower shall establish on the date hereof Eligible Accounts with Lender or Lender’s agent to fund the Replacements (i) with respect to the Marriott Managed Properties (such account, the “Marriott Replacement Reserve Account”), (ii) with respect to the Hilton Managed Properties (other than the Doubletree Property) (such account, the “Hilton Replacement Reserve Account”), (iii) with respect to the Doubletree Property (such account, the “Doubletree Replacement Reserve Account”), (ii) with respect to the Interstate Managed Properties (such account, the “Interstate Replacement Reserve Account” and together with the Marriott Replacement Reserve Account, the Hilton Replacement Reserve Account, the Doubletree Replacement Reserve Account and any other reserve for Replacements provided for in any Management Agreement approved by Lender, in accordance with the terms hereof, collectively, the “Manager Replacement Reserve Accounts”), and (v) with respect to each other Property (such account, the “Other Replacement Reserve Account” and together with the Marriott Replacement Reserve Account, the Hilton Replacement Reserve Account, the Doubletree Replacement Reserve Account and the Interstate Replacement Reserve Account, collectively, the “Replacement Reserve Account”).  Borrower shall (or shall cause the applicable Manager to) timely deposit into each Manager Replacement Reserve Account (A)  on the Closing Date $0.00 into the Marriott Replacement Reserve Account, $125,835.00 into the Hilton Replacement Reserve Account, $0.00 into the Doubletree Replacement Reserve Account and $0.00 into the Interstate Replacement Reserve Account and (B) thereafter, the applicable amounts required to be reserved from time to time with respect to Replacements under the applicable Management Agreement (the aggregate amount of such deposits, the “Manager Replacement Reserve Monthly Deposit”).  In addition, Borrower shall deposit into the Other

Replacement Reserve Account (A) $0.00 on the Closing Date and (B) five percent (5%) of total gross revenues from the operations of each Property not subject to a Management Agreement providing for a reserve for Replacements acceptable to Lender, including, but not limited to, any Property operated by a Non-Affiliated Lessee (the aggregate amount of such deposits, the “Other Replacement Reserve Monthly Deposit” and together with the Manager Replacement Reserve Monthly Deposit, collectively, the “Replacement Reserve Monthly Deposit”).  On or before the twenty-first (21st) day of each calendar month during the term of the Loan, Borrower shall provide to Lender an accounting of all amounts deposited into each Replacement Reserve Account during such month.  Amounts so deposited in each Replacement Reserve Account shall hereinafter be referred to collectively as “Replacement Reserve Funds.”  Lender may, in its reasonable discretion, adjust the Other Replacement Reserve Monthly Deposit from time to time to an amount sufficient to maintain the proper maintenance and operation of the applicable Property and Borrower shall deposit or cause to be deposited any additional amounts not deposited by the applicable Manager.  In the event Lender shall at any time increase the Other Replacement Reserve Monthly Deposit, Borrower may, at its election, request that Lender obtain, at the sole cost and expense of Borrower, a Physical Conditions Report prepared by an engineer selected by Lender in its reasonable discretion, in which case the Other Replacement Reserve Monthly Deposit shall be adjusted by Lender based on the results of such report, provided that in no event shall such amounts be reduced below the greater of (a) the aggregate Other Replacement Reserve Monthly Deposit then required by Lender with respect to the Other Replacement Reserve Account or (b) the amount necessary to perform any work required in any PIP Report or by any Legal Requirement with respect to the applicable Property.  Furthermore, in the event of a default by Manager under any Management Agreement relating to the maintenance and repair of one or more Properties, Lender shall have the right to cause Borrower to deposit additional funds in an amount sufficient to remedy such defaults into the Other Replacement Reserve Account, provided that Borrower shall have the right to contest such additional deposit requirement in the same manner set forth in the preceding sentence, with respect to any contest to any additional fundings with respect to the Other Replacement Reserve Monthly Deposit.

(c)                                  Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund certain Replacements described in the PIP reports delivered in connection with the closing of the Loan as summarized on Schedule IV attached hereto (the “Closing PIP Reports”) to the extent not covered by the applicable Replacement Reserve Accounts (such account, the “PIP Reserve Account”).  Borrower shall timely deposit into the PIP Reserve Account (A) on the Closing Date $4,100,000.00 and (B) thereafter, an amount equal to $265,000.00 or such lower amount as Lender may reasonably require taking into account Replacements made and performed by Borrower as required by the Closing PIP Reports and any releases of Properties pursuant to the terms of this Loan Agreement (the aggregate amount of such deposits, the “PIP Reserve Monthly Deposit”).  Additionally, in connection with any release of a Release Property pursuant to Section 2.4(c), Lender may require Borrower to make a deposit into the PIP Reserve Account in an amount as Lender deems is reasonably necessary to cause the amounts in the PIP Reserve Account (taking into account any future PIP Reserve Monthly Deposits and amounts in the applicable Replacement Reserve Account and any future deposits therein as required hereunder) to be sufficient to pay the Required PIP Replacements for the remaining Properties.  Amounts so deposited in the PIP Reserve Account shall hereinafter be referred to collectively as “PIP Reserve Funds”.  Borrower shall complete (or cause to be completed) the Replacements described in the Closing PIP Reports in a good and workmanlike manner on or before the date specified in Schedule IV attached hereto (the “Required PIP Replacements”).  Upon the earlier to occur (i) payment in full of the Debt and (ii) completion of the Required PIP Replacements, any PIP Reserve Funds remaining in the PIP Reserve Account shall be released to Borrower and the obligation to make the PIP Reserve Monthly Deposit shall cease.

Section 9.3.                       INTENTIONALLY OMITTED

Section 9.4.                       REQUIRED WORK

Borrower shall diligently pursue (or cause to be pursued) all Required Repairs and Replacements, including any Required PIP Replacements (collectively, the “Required Work”) to completion in accordance with the following requirements:

(a)                                  Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $150,000.  Upon Lender’s request, Borrower shall assign (or cause to be assigned) any contract or subcontract to Lender.

(b)                                 In the event Lender determines in its reasonable discretion that any Required Work is not being or has not been performed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Required Work and to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the Required Repair Funds, the Replacement Reserve Funds or the PIP Reserve Funds (to the extent the Replacement Reserve Funds are insufficient to cover the applicable Replacements), as applicable, toward the labor and materials necessary to complete such Required Work, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(c)                                  In order to facilitate Lender’s completion of the Required Work, Borrower grants Lender the right to enter onto the applicable Property and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect such Property from damage.  All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by each Mortgage.  For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be necessary or desirable to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the applicable Property, or as may be necessary or desirable for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Property or the rehabilitation and repair of any Property; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.

(d)                                 Nothing in this Section 9.4 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(e)                                  Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.4 after reasonable notice to Borrower to enter onto any Property during normal business hours (subject to the rights of tenants under Leases approved, if required) in accordance with the terms hereof and Managers under approved Management Agreements to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at any Property, and to complete any Required Work made pursuant to this Section 9.4.  Borrower shall cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.4 or the completion of Required Work pursuant to this Section 9.4.

(f)                                    Lender may, to the extent any Required Work would reasonably require an inspection of any Property, inspect such Property at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought.  Borrower shall pay Lender a reasonable inspection fee not exceeding $1,000 for each such inspection.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(g)                                 The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances).

(h)                                 Before each disbursement of the Reserve Funds, Lender may require Borrower to provide Lender with a search of title to the applicable Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against such Property since the date of recordation of the Mortgages and that title to such Property is free and clear of all Liens (except for Permitted Encumbrances).

(i)                                     All Required Work shall comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j)                                     Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and remains uncured.

Section 9.5.                       RELEASE OF RESERVE FUNDS

(a)                                  With respect to a Property upon written request from Borrower and in all instances satisfaction of the requirements set forth in this Agreement, Lender shall promptly disburse to Borrower amounts from (i) the applicable Required Repair Account to the extent necessary to reimburse Borrower for the actual costs of each Required Repair (but not exceeding 125% of the original estimated cost of such Required Repair as set forth on Schedule I, unless Lender has agreed to reimburse Borrower for such excess cost pursuant to Section 9.5(f)), (ii) the applicable Replacement Reserve Account to the extent necessary to reimburse Borrower for the actual costs of any approved Replacements or (iii) the PIP Reserve Account to the extent necessary to reimburse Borrower for the actual costs of any Required PIP Replacements to the extent funds in the applicable Replacement Reserve Account are insufficient for such Required PIP Replacements.  Notwithstanding the preceding sentence, with respect to any Property, in no event shall Lender be required to (x) disburse any amounts which would cause the amount of funds remaining in the applicable Required Repair Account after any disbursement (other than with respect to the final disbursement) to be less than 125% of the then current estimated cost of completing all remaining Required Repairs for such Property, (y) disburse funds from any of the Reserve Accounts if an Event of Default exists, or (z) disburse funds from any Replacement Reserve Account or the PIP Reserve Account to reimburse Borrower for the costs of routine repairs or maintenance to such Property (other than FF&E Replacements required pursuant to any PIP Report) or for costs which are to be reimbursed from funds held in the related Required Repair Account or the PIP Reserve Account.

(b)                                 Each request for disbursement from any of the Reserve Accounts shall be on a form provided or approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided and (ii) specify (A) the Required Work for which the disbursement is requested, including, but not limited to, the Property(ies) to which it relates (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made and (E) in the instance of a request for disbursement from the Replacement Reserve Account, the applicable Reserve Account(s) to which such request relates.  With each request Borrower shall certify that all Required Work has been performed in accordance with all Legal Requirements and, as applicable, any and all requirements set forth in any Management Agreement, Franchise Agreement, and/or Operating Lease.  Except as provided in Section 9.5(d), each request for disbursement shall be made only after completion of the Required Repair or Replacement (or the portion thereof completed in accordance with

Section 9.5(d)), as applicable, for which disbursement is requested.  Borrower shall provide Lender evidence satisfactory to Lender in its reasonable judgment of such completion or performance.  With respect to a Property, Lender shall only disburse funds from the Replacement Reserve Account applicable to such Property.

(c)                                  Borrower shall pay all invoices in connection with the Required Work with respect to which a disbursement is requested prior to submitting such request for disbursement from the applicable Reserve Accounts or shall have given undertakings and assurances acceptable to Lender that Borrower shall pay all such amounts from Lender’s disbursements or, if acceptable assurances are not provided, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the Required Work.  In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement of the Reserve Funds.  In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $100,000 for completion of its work or delivery of its materials.  Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(d)                                 If (i) the cost of any item of Required Work exceeds $150,000, (ii) the contractor performing such Required Work requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for disbursement from the applicable Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of work, (B) the materials for which the request is made are on site at the applicable Property and are properly secured or have been installed in such Property, (C) all other conditions in this Agreement for disbursement have been satisfied, and (D) in the case of a Replacement, funds remaining in the applicable Replacement Reserve Account together with the PIP Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required.

(e)                                  Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.

(f)                                    In the event any Borrower requests a disbursement from the Required Repair Account to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Required Repairs specified on Schedule I, or for a Required Repair to the extent the cost of such Required Repair exceeds 125% of the estimated cost of such Required Repair as set forth on Schedule I (in either case, an “Additional Required Repair”), Borrower shall disclose in writing to Lender the reason why funds in the Required

Repair Account should be used to pay for such Additional Required Repair.  If Lender determines that (i) such Additional Required Repair is of the type intended to be covered by the Required Repair Account, (ii) such Additional Required Repair is not covered or is not of the type intended to be covered by the Replacement Reserve Account, (iii) costs for such Additional Required Repair are reasonable, (iv) the funds in the Required Repair Account are sufficient to pay for such Additional Required Repair and all other Required Repairs for the applicable Property specified on Schedule I, and (v) all other conditions for disbursement under this Agreement have been met, Lender may disburse funds from the Required Repair Account.

(g)                                 In the event any Borrower requests a disbursement from any Replacement Reserve Account to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Replacements specified in the Physical Conditions Report prepared in connection with the closing of the Loan, any PIP Report or the Annual Budget (an “Additional Replacement”), Borrower shall disclose in writing to Lender the reason why funds in such Replacement Reserve Account should be used to pay for such Additional Replacement.  If Lender determines that (i) such Additional Replacement is of the type intended to be covered by such Replacement Reserve Account, (ii) such Additional Replacement is not covered or is not of the type intended to be covered by the Required Repair Account, (iii) costs for such Additional Replacement are reasonable, (iv) the funds in the applicable Replacement Reserve Account are sufficient to pay for such Additional Replacement and all other Replacements with respect to the Property(ies) to which such Replacement Reserve Account relates as specified in the Physical Conditions Report, any PIP Report or the Annual Budget, and (v) all other conditions for disbursement under this Agreement have been met, Lender may disburse funds from the applicable Replacement Reserve Account.

(h)                                 Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.

(i)                                     If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its reasonable discretion shall either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account.  In allocating any such excess, Lender may deal with the Person shown on Lender’s records as being the owner of each applicable Property.  If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(j)                                     The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(k)                                  Upon the earlier to occur of (i) the timely completion of all Required Repairs and any Additional Required Repairs, if any, in accordance with the requirements of this Agreement, as verified by Lender in its reasonable discretion, or (ii) the payment in full of the Debt, all amounts remaining on deposit, if any, in the Required Repair Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Properties and no other party shall have any right or claim thereto.

(l)                                     Upon payment in full of the Debt, all amounts remaining on deposit, if any, in each Replacement Reserve Account and the PIP Reserve Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of each applicable Property to which such Replacement Reserve Account relates and no other party shall have any right or claim thereto.

(m)                               Notwithstanding anything contained herein to the contrary, from and after the completion of the “Initial Renovations” as defined in the Marriott Pooling Agreement, Lender shall upon prior written notice from Borrower permit Marriott Manager to access the Marriott Replacement Reserve Account for the purpose of making disbursements therefrom under and in accordance with terms of the applicable Marriott Management Agreement, without regard to any contrary or additional disbursement requirements set forth herein.

Section 9.6.                       TAX AND INSURANCE RESERVE FUNDS

Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the date hereof $577,200.15, which amount, when added to the required monthly deposits set forth in the next sentence, is sufficient to make the payments of Taxes and Insurance Premiums as required herein.  Borrower shall deposit into the Tax and Insurance Reserve Account on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent Lender has waived the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”).  Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof.  In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its reasonable discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account.  In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the applicable Property.  Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned to Borrower and no other party shall have any right or claim thereto.  If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.  Notwithstanding any of the foregoing to the contrary, in lieu of funding the Tax and Insurance Escrow Reserve in accordance with the terms hereof, Borrower may from time to time provide a Letter of Credit to Lender in an amount sufficient to fund the Tax and Insurance Funds with respect to any calendar year(s) as determined from time to time by Lender in its discretion, in such instance Borrower’s escrow obligations under this Section 9.6 shall cease until such time as said Letter of Credit expires, is drawn upon or otherwise fails to meet the definitional requirements for a Letter of Credit as set forth in Article 1 hereof.

Section 9.7.                       EXCESS CASH RESERVE

Borrower shall establish on the date hereof an Eligible Account into which Borrower shall deposit all Excess Cash on each Payment Date during any Excess Cash Flow Sweep Period (the “Excess Cash Reserve Account”).  Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds.”  Provided no Event of Default has occurred and is continuing, sums from the Excess Cash Reserve Account shall be disbursed to Borrower upon the earlier to occur of (a) payment in full of the Debt or (b) the date upon which the Debt Service Coverage Ratio shall be greater than 1.10 to 1.00 for a period of two consecutive fiscal quarters and no Event of Default has occurred and is continuing; provided, however, if the Debt Service Coverage Ratio is great than 1.15 for one fiscal quarter and no Event of Default has occurred and is continuing, such sums shall be disbursed to Borrower under this clause (b) on the date on which the Debt Service Coverage Ratio shall be greater than 1.15 for a period of one fiscal quarter.  In the event a Excess Cash Flow Sweep Period occurs three (3) times during the term of the Loan or, if Borrower exercises its first Extension Option in accordance with Section 2.3 hereof, four (4) times during the term of the Loan, Borrower shall not be entitled to any disbursement of the amounts in the Excess Cash Reserve Account during the remaining term of the Loan, the Excess Cash Flow Sweep Period shall continue, and Borrower shall continue to be obligated to pay Excess Cash to Lender on each Payment Date until the Debt is paid in full.

Section 9.8.                       OPERATING EXPENSES; EXTRAORDINARY EXPENSES

(a)                                  Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit, on each Payment Date during the term of the Loan, funds sufficient to pay all Operating Expenses required to be incurred during the following month in accordance with the Annual Budget approved by Lender (the “Operating Expense Reserve Account.”)  Amounts so deposited shall hereinafter be referred to as the “Operating Expense Reserve Funds.”  Provided no Event of Default has occurred and is continuing, sums from the Operating Expense Reserve Account shall be disbursed by Lender to Borrower following receipt and approval of Borrower’s written request for the payment of such Operating

Expenses.  Notwithstanding the foregoing, Borrower shall not be required to make any deposits into the Operating Expense Reserve Account for so long as each Property continues to be operated by (a) a Qualified Manager pursuant to a Management Agreement acceptable to Lender which provides for the payment of Operating Expenses of the applicable Property prior to the disbursement of any amounts due the Operating Lessee or Borrower or (b) a Qualified Lessee (which is not an Affiliate of Borrower) pursuant to an Operating Lease acceptable to Lender which provides for the payment of Operating Expenses of the applicable Property pursuant to an Annual Budget approved by Lender prior to the disbursement of any amounts due Borrower.

(b)                                 Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit, on each Payment Date during the term of the Loan, funds sufficient to pay any Extraordinary Expenses for the following month which have been approved by Lender (the “Extraordinary Expense Reserve Account.”)  Amounts so deposited shall hereinafter be referred to as the “Extraordinary Expense Reserve Funds.”  Provided no Event of Default has occurred and is continuing, sums from the Extraordinary Expense Reserve Account shall be disbursed by Lender to Borrower following receipt and approval (which approval shall not be unreasonably withheld) of Borrower’s written request for the payment of such Extraordinary Expenses.

Section 9.9.                       RESERVE FUNDS GENERALLY

(a)                                  All earnings or interest on the Reserve Accounts shall be payable to Borrower.  Lender or its servicer shall maintain the Reserve Accounts and any funds deposited therein in interest-bearing accounts, which in all instances shall be an Eligible Account(s) and (A) such funds shall not be invested except in Permitted Investments, and (B) all interest earned or accrued thereon shall be for the account of and be retained by Borrower.  In no event shall Lender or any loan servicer that at any time holds or maintains any Reserve Account be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or the loan servicer, as applicable, in establishing similar accounts for loans of comparable type.  All such interest shall be and become part of the applicable Reserve Account and shall be disbursed in accordance with the applicable provisions of this Article 9; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of a monetary Event of Default.  Borrower agrees that it shall include all interest on Reserve Funds as the income of Borrower (and, if Borrower is a partnership or other pass-through entity, the partners, members or beneficiaries of Borrower, as the case may be), and Borrower shall be shall be the owner of the applicable Reserve Funds for federal and applicable state and local tax purposes, except to the extent that Lender retains any interest for its own account during the occurrence and continuance of a monetary Event of Default as provided herein.

(b)                                 Borrower grants to Lender a first-priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt.  The provisions of this Section 9.9 are intended to give Lender or any subsequent holder of the Loan “control” of the Reserve Accounts within the meaning of the UCC.

(c)                                  Except as otherwise set forth herein, the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement.  Except as otherwise set forth herein, neither Borrower, nor any other Person shall have any right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.

(d)                                 Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.

(e)                                  As long as no Event of Default has occurred, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement.  All such disbursements shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.

(f)                                    If any Event of Default occurs, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt.  In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on the Reserve Accounts during the occurrence and continuance of an Event of Default.  Upon the occurrence of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts.  Without limitation of the foregoing, upon any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default.  Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien.  Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority.  The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under any or all of the Mortgages.

(g)                                 Notwithstanding anything contained herein or in any other Loan Document to the contrary, Lender shall not be permitted to apply funds in the Marriott, Hilton or Interstate Replacement Reserve Accounts toward the payment of any amounts other than Replacements with respect to the applicable Property(ies), unless and until the applicable Management Agreement pursuant to which such Replacement Reserve Account relates shall expire or otherwise terminate.

(h)                                 The Reserve Funds shall not constitute escrow or trust funds (except for the Replacement Reserve Accounts relating to the Marriott Managed Properties, the Hilton Managed Properties and the Interstate Managed Properties) and may be commingled with other monies held by Lender.  Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise.  Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer, as agent for Lender.  In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan.  The Reserve Accounts are solely for the protection of Lender.  With respect to the Reserve Accounts, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms.  Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate.  The requirements of this Agreement concerning Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.

(i)                                     Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.9, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(j)                                     Borrower will maintain the security interest created by this Section 9.9 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever.  At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

Section 9.10.                 GROUND RENT RESERVE FUNDS.

Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Rent under each Ground Lease (the “Ground Rent Reserve Account”) into which Borrower shall deposit on the date hereof $0.00, which amount, when added to the required monthly deposits set forth in the next sentence, is sufficient to make the payments of Ground Rent as required under each Ground Lease (collectively, the “Ground Rent Reserve Funds”).  Borrower shall deposit into the Ground Rent Reserve Account on each Payment Date (the “Ground Rent Monthly Deposit”) one-twelfth of the annual Ground Rent that Lender estimates will be payable during the next ensuing twelve (12) months.  Lender will apply the Ground Rent Reserve Funds to payments of Ground Rent required to be made by Borrower pursuant to each Ground Lease.  In making any disbursement from the Ground Rent Reserve Account, Lender may do so according to any bill, statement or estimate procured from the ground lessor under each Ground Lease, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any rent, additional rent or other charge thereof.  If the amount of the Ground Rent Reserve Funds shall exceed the amounts due for Rent under the Ground Leases, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Ground Rent Reserve Account.  In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the leasehold title to the applicable Property.  Any amount remaining in the Ground Rent Reserve Account after the Debt has been paid in full shall be returned to Borrower or the person shown on Lender’s records as being the owner of the leasehold title to the applicable Property and no other party shall have any right or claim thereto.  If at any time Lender reasonably determines that the Ground Rent Reserve Funds are not or will not be sufficient to pay Ground Rent by the due date, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.  Notwithstanding any of the foregoing to the contrary, in lieu of funding the Ground Rent Reserve Account in accordance with the terms set forth above, Borrower may from time to time provide a Letter of Credit to Lender in an amount sufficient to fund the Ground Rent Reserve Funds with sufficient funds to pay Ground Rents with respect to an entire calendar year(s) as determined from time to time by Lender in its discretion; in such instance Borrowers escrow obligations under this Section 9.10 shall cease until such time as said Letter of Credit expires, is drawn upon or otherwise fails to meet the definitional requirements for a Letter of Credit as set forth in Article 1 hereof.

Section 9.11.                 LEASE ENHANCEMENT FUNDS

Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent (the “Lease Enhancement Account”) into which Borrower shall deposit on the date hereof $420,000.00 (the “Lease Enhancement Funds”) to serve as additional security for the Loan.  Notwithstanding any of the foregoing to the contrary, in lieu of funding the Lease Enhancement Account in accordance with the terms set forth above, Borrower may from time to time provide a Letter of Credit to Lender in an amount equal to the initial deposit therein as described above; in such instance Borrower’s escrow obligations under this Section 9.11 shall cease (and any Lease Enhancement Funds released to Borrower) until such time as said Letter of Credit expires or otherwise fails to meet the definitional requirements for a Letter of Credit as set forth in Article 1 hereof in which event Borrower immediately upon demand of Lender shall deposit the Lease Enhancement Funds in the amount of $420,000.00 with Lender or provide a Letter of Credit satisfying the definitions of such term.

ARTICLE 10
CASH MANAGEMENT

Section 10.1.                 CASH MANAGEMENT AGREEMENT

On or prior to the Closing Date, Borrower, Lender and Agent shall enter into the Cash Management Agreement for the operation of the Cash Management Account and the subaccounts for the Reserve Funds, which Cash Management Agreement shall, among other things, provide that (a) the Managers shall deposit all Rents from each Property to the Affiliated Lessee is entitled to under the applicable Management Agreement, directly into the Cash Management Account, (b) the Non-Affiliated Lessee shall deposit Rents payable to the Borrower under the applicable Operating Lease directly into the Cash Management Account and (c) in the event that an Excess Cash Flow Sweep Period occurs and is continuing and only as to Properties where the Operating Lessee or Manager is not paying Operating Expenses pursuant to the applicable Operating Lease or Management Agreement, Operating Expenses shall be disbursed by Lender pursuant to the Annual Budget approved by Lender, and (d) all amounts in the Cash Management Account shall be applied by Lender in accordance with the Cash Management Agreement.

ARTICLE 11
EVENTS OF DEFAULT; REMEDIES

Section 11.1.                 EVENT OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                  if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, Borrower shall not be in default so long as there is sufficient money in the Cash Management Account for payment of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner;

(b)                                 except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges (including Ground Rents) are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account or Ground Rent Reserve Account, as applicable for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;

(c)                                  if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender as provided in Section 8.1;

(d)                                 if Borrower breaches any covenant with respect to itself or any SPE Component Entity (if any) contained in (i) Article 6 and Borrower shall within fifteen (15) days of the earlier of Borrower’s knowledge or notice of such breach, fail to cure the same and deliver an updated non-consolidation opinion acknowledging such breach in form and substance acceptable to Lender or (ii) any covenant contained in Article 7 hereof;

(e)                                  if any representation or warranty of, or with respect to, Borrower, Affiliated Lessee, Borrower Principal, any SPE Component Entity, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;

(f)                                    if (i) Borrower, or any managing member (which shall not include Mezzanine Borrower as long as the Mezzanine Loan is outstanding) or general partner of Borrower, Operating Lessee, Borrower Principal or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Operating Lessee, any managing member (which shall not include Mezzanine Borrower as long as the Mezzanine Loan is outstanding) or general partner of Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Operating Lessee, any managing member (which shall not include Mezzanine Borrower as long as the Mezzanine Loan is outstanding) or general partner of Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, Operating Lessee, any managing member (which shall not include Mezzanine Borrower as long as the Mezzanine Loan is outstanding) or general partner of Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, Operating Lessee, any managing member (which shall not include the Mezzanine Borrower as long as the Mezzanine Loan is outstanding) or general partner of Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Operating Lessee, any managing member (which shall not include Mezzanine Borrower as long as the Mezzanine Loan is outstanding) or general partner of Borrower, Operating Lessee, Borrower Principal, or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g)                                 if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Property, whether it be superior or junior in lien to any or all of the Mortgages;

(h)                                 if any Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days;

(i)                                     if any federal tax lien is filed against Borrower, any managing member (which shall not include Mezzanine Borrower as long as the Mezzanine Loan is outstanding) or general partner of Borrower, Affiliated Lessee, Borrower Principal, or any SPE Component Entity (if any) or any Property and same is not discharged of record within thirty (30) days after same is filed;

(j)                                     if a judgment is filed against the Borrower in excess of $100,000 which is not vacated or discharged within 30 days;

(k)                                  if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(l)                                     if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA  and the same shall have (or shall be reasonably expected to have) a material and adverse affect on the value, use, operation or enjoyment of the applicable Property as a hotel of a similar type as the hotel situated on such Property as of the Closing Date or on the ability of Borrower to perform its obligations (including its payment obligations under this Agreement, the Note and the other Loan Documents);

(m)                               if Borrower breaches any of its covenants contained in Section 5.24;

(n)                                 if a default has occurred and is continuing beyond any applicable cure period under any Franchise Agreement or Management Agreement, which entitles such Franchisor or Manager, as the case may be, to terminate or cancel such Franchise Agreement or Management Agreement;

(o)                                 if Borrower, without Lender’s consent, modifies, amends, terminates or cancels (or permits or directs Operating Lessee to modify, amend, terminate or cancel) any Franchise Agreement or operates any Property under the name of any hotel chain or system other than the name such Property is operated under as of the date hereof;

(p)                                 if Borrower, without Lender’s consent, modifies, amends, terminates or cancels (or permits or directs any Affiliated Lessee to modify, amend, terminate or cancel) any Management Agreement;

(q)                                 if any Affiliated Lessee is in default beyond any applicable notice or cure period under the applicable Operating Lease;

(r)                                    if an “Event of Default” shall occur under any Subordination, Attornment and Security Agreement;

(s)                                  if there shall occur any default by Borrower, as tenant under either Ground Lease, in the observance or performance of any term, covenant or condition of the applicable Ground Lease on the part of Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the applicable Ground Lease shall be surrendered or if the applicable Ground Lease shall cease to be in full force and effect or the applicable Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of the applicable Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(t)                                    if Borrower Principal breaches its covenant set forth in Section 5.26 unless within five (5) days of written notice from Lender, CNL Hospitality Properties, Inc. executes this Agreement assuming all obligations of Borrower Principal hereunder; or

(u)                                 if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days.

Section 11.2.                 REMEDIES

(a)                                  Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above) and at any time thereafter during the continuance of such Event of Default Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Properties or any of them, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 11.1(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE 12
ENVIRONMENTAL PROVISIONS

Section 12.1.                 ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, based upon an Environmental Report of each Property and information that Borrower knows or should reasonably have known, and subject to all matters disclosed in the Environmental Reports delivered pursuant to the provisions of (or referenced in) Section 3.2(e) hereof that:  (a) there are no Hazardous Materials or underground storage tanks in, on, or under any Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate such Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from any Property except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Materials migrating to any Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Property except as described in the Environmental Report; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from any Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from such Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from such Property and/or to the environmental condition of such Property.

Section 12.2.                 ENVIRONMENTAL COVENANTS

Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of the Properties:  (a) all uses and operations on or of each Property, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from any Property; (c) there shall be no Hazardous Materials in, on, or under any Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate any Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing; (d) Borrower shall keep each Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with each Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that such Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from such Property; and (ii) comply with any Environmental Law; (h) Borrower shall not allow any tenant or other user of any Property to violate any Environmental Law; and (i) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards any Property; (B) any non-compliance with any Environmental Laws related in any way to any Property; (C) any actual or potential Environmental Lien against any Property; (D) any required or proposed remediation of environmental conditions relating to any Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.  Any failure of Borrower to perform its obligations pursuant to this Section 12.2 shall constitute bad faith waste with respect to the Properties.

Section 12.3.                 LENDER’S RIGHTS

Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Property at all reasonable times to assess any and all aspects of the environmental condition of each Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.

Section 12.4.                 OPERATIONS AND MAINTENANCE PROGRAMS

If recommended by the Environmental Report or any other environmental assessment or audit of any Property,  Borrower shall establish and comply with an operations and maintenance program with respect to any such Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on any such Property.  Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of any such Property by consultants specified by Lender, (d) access to each Property by Lender, its agents or servicer, to review and assess the environmental condition of each Property and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 12.5.                 ENVIRONMENTAL DEFINITIONS

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or any Property and relate to Hazardous Materials or protection of human health or the environment.  “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person.  “Environmental Report” means the written reports resulting from the environmental site assessments of any Property delivered to Lender in connection with the Loan.  “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law.  “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

Section 12.6.                 INDEMNIFICATION

(a)                                  Borrower and Borrower Principal covenant and agree at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified

Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:  (i) any presence of any Hazardous Materials in, on, above, or under any Property; (ii) any past, present or threatened Release of Hazardous Materials in, on, above, under or from any Property; (iii) any activity by Borrower, any Person Affiliated with Borrower, and any Tenant or other user of any Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property of any Hazardous Materials at any time located in, under, on or above any Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above any Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (iv) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with any Property or operations thereon, including but not limited to any failure by Borrower, any person or entity Affiliated with Borrower, and any tenant or other user of any Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (v) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any Property; (vi) any acts of Borrower, any person or entity Affiliated with Borrower, and any tenant or other user of any Property in (A) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (B) accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation; and (vii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement relating to environmental matters.

(b)                                 Upon written request by any Indemnified Party, Borrower and Borrower Principal shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.  Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding.  Upon demand, Borrower and Borrower Principal shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(c)                                  Notwithstanding the foregoing, Borrower shall have no liability for any Losses imposed upon or incurred by or asserted against any Indemnified Parties and described in subsection (a) above to the extent that Borrower can conclusively prove both that such Losses were caused solely by actions, conditions or events that occurred after the date that Lender (or any purchaser at a foreclosure sale) actually acquired title to any Property and that such Losses were not caused by the direct or indirect actions of Borrower, Borrower Principal, or any partner, member, principal, officer, director, trustee or manager of Borrower or Borrower Principal or any employee, agent, contractor or Affiliate of Borrower or Borrower Principal.  The obligations and liabilities of Borrower and Borrower Principal under this Section 12.6 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any or all of the Mortgages.

ARTICLE 13
SECONDARY MARKET

Section 13.1.                 TRANSFER OF LOAN

Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

Section 13.2.                 DELEGATION OF SERVICING

At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

Section 13.3.                 DISSEMINATION OF INFORMATION

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Borrower Principal, any SPE Component Entity (if any) and any Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable.  Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.4.                 COOPERATION

At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower and Borrower Principal shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, to:

(a)                                  provide updated financial, budget and other information (including, but not limited to, rent rolls meeting the requirements set forth in Section 5.11(a)(i) hereof and operating statements for each Property meeting the requirements set forth in Section 5.11(a)(ii) hereof) with respect to each Property, Borrower, Borrower Principal and Manager and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports and engineering reports of any Property obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;;

(b)                                 make reasonable changes to the organizational documents of Borrower, any SPE Component Entity and their respective principals, including, but not limited to, changes to the ownership structure of Borrower as may be necessary to create a second Mezzanine Borrower acceptable to Lender in its reasonable discretion;

(c)                                  at Borrower’s expense, cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, and a 10b-5 comfort letter, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

(d)                                 permit site inspections, appraisals, market studies and other due diligence investigations of any Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e)                                  make the representations and warranties with respect to any or all Properties, Borrower,  Borrower Principal and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;

(f)                                    execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate or the stated maturity, except in connection with a bifurcation of the Loan which may result in varying LIBOR Rates for each component thereof, but which shall have the same weighted average coupon of the LIBOR Rate that existed immediately prior to such modification, or (ii) in the reasonable judgment of Borrower, modify or amend any other material economic term of the Loan, or (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents;

(g)                                 deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant

Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h)                                 have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors; and

(i)                                     cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies.

Upon Lender’s modification the Selected Day pursuant to the terms of Section 2.2(d) above, Borrower and Borrower Principal shall promptly deliver to Lender such modifications to the Rate Cap and the Collateral Assignment of Interest Rate Cap reasonably required by Lender as result of such designation.

All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with the requests and requirements made under this Section 13.4 shall be paid by Borrower.

In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each Rating Agency with respect to the rating on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all of the costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.

Section 13.5.                 SECURITIZATION INDEMNIFICATION

(a)                                  Borrower and Borrower Principal understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Borrower Principal will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)                                 Borrower and Borrower Principal agree in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, (A) that Borrower and Borrower Principal will provide a certificate certifying that Borrower and Borrower Principal have carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Borrower Principal, Manager, their Affiliates, the Loan, the Loan Documents and any Property, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, and (B) that Borrower will provide an indemnification certificate (1) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which is in fact untrue contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or arise out of or are based upon the omission or alleged omission which is in fact an omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (2) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (1) or (2) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Borrower Principal in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to any Property and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Borrower Principal, operating statements, rent rolls, environmental site assessment reports and Property condition reports with respect to any Property.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification provided for in Clauses (1) and (2) above shall be effective whether or not a certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Borrower Principal or their Affiliates if Borrower or Borrower Principal do not provide the indemnification certificate.

(c)           In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon the omission or alleged omission which is in fact an omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d)           Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in  Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered:  (i) the indemnified party’s, Borrower’s and

Borrower Principal’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)            The liabilities and obligations of Borrower, Borrower Principal and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

Section 13.6.      INTENTIONALLY DELETED.

ARTICLE 14
INDEMNIFICATIONS

Section 14.1.      GENERAL INDEMNIFICATION

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about any Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of any Property or any part thereof; (d) any failure of any Property to be in compliance with any Applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the performance of the Required Work, Additional Required Repairs or Additional Replacements, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 14.2.      MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of any or all of the Mortgages, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

Section 14.3.      ERISA INDEMNIFICATION

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.8 or Section 5.18 of this Agreement.

Section 14.4.      SURVIVAL

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any or all of the Mortgages.

ARTICLE 15
EXCULPATION

Section 15.1.      EXCULPATION

(a)           Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Borrower Principal, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, any or all of the Mortgages and the other Loan Documents, and the interest in any Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgages and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower or Borrower Principal, as applicable, only to the extent of Borrower’s or Borrower Principal’s interest in any Property, in the Rents and in any other collateral given to Lender.  Lender, by accepting this Agreement, the Note, the Mortgages and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against Borrower or Borrower Principal in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgages or the other Loan Documents.  The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgages or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Borrower Principal as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and any or all of the Mortgages; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Section 12.6, Section 13.5 and Article 14 of this

Agreement), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Mortgages and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in each Mortgage; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)           Notwithstanding the provisions of this  Section 15.1 to the contrary, Borrower and Borrower Principal shall be personally liable to Lender on a joint and several basis for Losses due to:

(i)            fraud or intentional misrepresentation by Borrower, Borrower Principal or any other Affiliate of Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Mortgages, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii)           Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of an Event of Default;

(iii)          Borrower’s misapplication or misappropriation of tenant security deposits or Rents collected in advance;

(iv)          the misapplication or the misappropriation of Insurance Proceeds or Awards;

(v)           Borrower’s failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof), charges for labor or materials or other charges that can create liens on any Property beyond any applicable notice and cure periods specified herein;

(vi)          Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(vii)         any act of actual waste or arson by Borrower, any principal, Affiliate, member or general partner thereof or by Borrower Principal, any principal, Affiliate, member or general partner thereof;

(viii)        Borrower’s failure following any Event of Default to deliver to Lender upon demand all Rents and books and records relating to any Property;

(ix)           Borrower’s gross negligence or willful misconduct; or

(x)            Borrower or any Affiliated Lessee shall take any action of any kind or nature whatsoever, either directly or indirectly to oppose, impede, obstruct, challenge, hinder, frustrate, enjoin or otherwise interfere with (A) Lender’s termination of any Operating Lease with any Affiliated Lessee, (B) Lender or the party acquiring any Property following the occurrence of a foreclosure or deed in lieu thereof (in full substitution of the applicable Affiliated Lessee) being deemed the “Owner” under the Management Agreement, (C)  the execution, delivery or effectiveness of a new Management Agreement directly between Lender or the party acquiring any Property following a foreclosure or deed in lieu thereof and applicable Manager or (D)  any payment or other transfer by Manager of funds which would otherwise be paid to any Affiliated Lessee under any Operating Lease directly to Lender or the party acquiring any Property following the occurrence of a foreclosure or deed in lieu thereof, in each case after or as a result of any automatic termination of the applicable Operating Lease or of Lender exercising its right to terminate the Operating Lease, in each case pursuant to the applicable Subordination, Attornment and Security Agreement and this Agreement, or shall, either directly or indirectly, cause or permit any other person to take any action which, if taken by such Affiliated Lessee would constitute an event described in this Section 15.1(b)(x).

(c)           Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall become fully recourse to Borrower and Borrower Principal, jointly and severally, in the event (i) of a breach by Borrower or SPE Component Entity of any of the covenants set forth in Article 6 (excluding Sections 6.1(xv) and 6.1(xviii)(A) thereof) or a breach by Affiliated Lessee of any of the covenants set forth in Section 15 of the Subordination, Attornment and Security Agreement, except the extent that such breach was inadvertent, immaterial and is promptly cured, (ii) of a breach of any of the covenants set forth in Article 7 hereof, (iii) any Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding or Borrower Principal, or (B) an involuntary bankruptcy or insolvency proceeding of Borrower or Borrower Principal in connection with which Borrower, Borrower Principal, SPE Component Entity or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding and such proceeding is not dismissed in ninety (90) days.

(d)           Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgages or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgages or the other Loan Documents.

ARTICLE 16
NOTICES

Section 16.1.      NOTICES

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N.A.
Capital Markets Servicing Group
555 South Flower Street, 6th Floor
CA9-706-06-42
Los Angeles, California 90071
Attn: Servicing Manager
Telephone No: (800) 462-0505
Facsimile No.: (213) 345-6587

With a copy to:	Bank of America Legal Department
GCIB/CMBS
NC1-007-20-01
100 North Tyron Street
Charlotte, North Carolina 28255-0001
Attention: Glenn J. Reid, Esq.
Facsimile No.: (704) 387-0922

If to Borrower:	c/o CNL Hospitality Properties
450 South Orange Avenue, 12th Floor
Orlando, Florida 32801-3336
Attention: Chief Financial Officer
Facsimile No.: (407) 650-1085

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801-3336
Attention: Richard J. Fildes, Esq.
Facsimile No.: (407) 843-4444

If to Borrower
Principal:	CNL Hospitality Properties
450 South Orange Avenue, 12th Floor
Orlando, Florida 32810-3336
Attention: Chief Financial Officer
Facsimile No.: (407) 650-1085

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801-3336

Attention: Richard J. Fildes, Esq.
Facsimile No.: (407) 843-4444

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17
FURTHER ASSURANCES

Section 17.1.      REPLACEMENT DOCUMENTS

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Section 17.2.      RECORDING OF MORTGAGE, ETC.

Borrower forthwith upon the execution and delivery of the Mortgages and thereafter, from time to time, will cause the Mortgages and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon any Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, any Property.  Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgages, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to any Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgages, any deed of trust or mortgage supplemental hereto, any security instrument with respect to any Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3.      FURTHER ACTS, ETC.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender any Property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgages, or for complying with all Legal Requirements.  Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in any Property.  Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4.      CHANGES IN TAX, DEBT, CREDIT AND DOCUMENTARY STAMP LAWS

(a)           If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in any Property, Borrower will pay the tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b)           Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against any Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of any Property, or any part thereof, for real estate tax purposes by reason of the Mortgages or the Debt.  If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5.      EXPENSES

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to any Property); (b) any default by Borrower in Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, any Property, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Additionally, on the Closing Date Borrower shall pay Lender a securitization fee in the amount of $520,000.00 (the “Securitization Fee”).

ARTICLE 18
WAIVERS

Section 18.1.      REMEDIES CUMULATIVE; WAIVERS

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2.      MODIFICATION, WAIVER IN WRITING

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3.      DELAY NOT A WAIVER

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4.      TRIAL BY JURY

BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.

Section 18.5.      WAIVER OF NOTICE

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6.      REMEDIES OF BORROWER

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7.      WAIVER OF MARSHALLING OF ASSETS

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of any Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of any Property in preference to every other claimant whatsoever.

Section 18.8.      WAIVER OF STATUTE OF LIMITATIONS

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.9.      WAIVER OF COUNTERCLAIM

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 18.10.    GRADSKY WAIVERS.

Borrower Principal hereby waives each of the following:

(a)           Any rights of Borrower Principal of subrogation, reimbursement, indemnification, and/or contribution against Borrower or any other person or entity, and any other rights and defenses that are or may become available to Borrower Principal or any other person or entity by reasons of Sections 2787-2855, inclusive of the California Civil Code;

(b)           Any rights or defenses that may be available by reason of any election of remedies by Lender (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes Borrower Principal’s subrogation rights, rights to proceed against Borrower for reimbursement, or any other rights of Borrower Principal to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by Lender under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United Sates); and

(c)           Any rights or defenses Borrower Principal may have because its obligations under this Agreement (the “Borrower Principal Obligations”) are secured by real property or any estate for years.  These rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the Borrower Principal Obligations.

The provisions of this subsection (c) mean, among other things:

(y)           Lender may collect from Borrower Principal without first foreclosing on any real or personal property collateral pledged by Borrower for the Debt; and

(z)            Subject to the provisions of Article 15, if Lender forecloses on a real property pledged by Borrower:

(1)           The Borrower Principal Obligations shall not be reduced by the price for which the collateral sold at the foreclosure sale or the value of the collateral at the time of the sale.

(2)           Lender may collect from Borrower Principal even if Lender, by foreclosing on the real property collateral, has destroyed any right of Borrower Principal to collect from Borrower.  Further, the provisions of this Agreement constitute an unconditional and irrevocable waiver of any rights and defenses Borrower Principal may have because Borrower’s obligations are secured by real property.  These rights and defenses, include, but are not limited to, any rights or defenses based upon Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure.

ARTICLE 19
GOVERNING LAW

Section 19.1.      CHOICE OF LAW

This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York, provided however, (a) that with respect to the creation, perfection, priority and enforcement of any Lien created by the Loan Documents, and the determination of deficiency judgments, the laws of the state where any Property is located shall apply, and (b) with respect to the security interest in each of the Reserve Accounts and the Cash Management Account, the laws of the State of New York shall apply.

Section 19.2.      SEVERABILITY

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3.      PREFERENCES

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20
MISCELLANEOUS

Section 20.1.      SURVIVAL

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement,  by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2.      LENDER’S DISCRETION

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.3.      HEADINGS

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4.      COST OF ENFORCEMENT

In the event (a) that any or all of the Mortgages is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 20.5.      SCHEDULES INCORPORATED

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.6.      OFFSETS, COUNTERCLAIMS AND DEFENSES

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.7.      NO JOINT VENTURE OR PARTNERSHIP; NO THIRD PARTY BENEFICIARIES

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in any Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that

Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to any Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of any Property.  Borrower is not relying on Lender’s expertise, business acumen or advice in connection with any Property.

(d)           Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)           By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgages, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)            Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgages and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate any Property and notwithstanding any investigation of any Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgages and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.8.      PUBLICITY

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Banc of America Securities LLC, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.  Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, any Property, Borrower, Borrower Principal and their respective Affiliates without the approval of Borrower or any such Persons.  Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Banc of America Securities LLC and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.9.      CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.10.    ENTIRE AGREEMENT

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 20.11.    CROSS COLLATERALIZATION

Without limitation to any other right or remedy provided to Lender in this Agreement or any of the other Loan Documents, Borrower acknowledges and agrees that to the full extent permitted under applicable law, upon the occurrence of an Event of Default (i) Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings which it, as Lender, in its sole and absolute discretion, shall determine from time to time, (ii) Lender is not required to either marshal assets, sell any of the collateral for the Loan in any inverse order of alienation, or be subjected to any “one action” or “election of remedies” law or rule, (iii) the exercise by Lender of any remedies against any of the collateral for the Loan will not impede Lender from subsequently or simultaneously exercising remedies against other collateral for the Loan, (iv) all Liens and other rights, remedies and privileges provided to Lender in this Agreement and in the other Loan Documents or otherwise shall remain in full force and effect until Lender has exhausted all of its remedies against the collateral for the Loan and all of the collateral for the Loan has been foreclosed, sold and/or otherwise realized upon and (v) all of the Properties shall be security for the performance of all of Borrower’s obligations hereunder.

Section 20.12.    TAX DISCLOSURE

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

Section 20.13.    MEZZANINE LOAN AGREEMENTS.

As of the Closing Date, the Mezzanine Lender has not made the Mezzanine Loan to Mezzanine Borrower.  For so long as the Mezzanine Loan has to not been entered into, this Agreement shall be interpreted without reference to the Mezzanine Loan or any of the terms that relate to the Mezzanine Loan including but not limited to “Mezzanine Debt Service”, “Mezzanine Borrower”, “Mezzanine Lender” and “Mezzanine Loan”.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ROSE SPE 1, L.P., a Delaware limited partnership

By:	Rose SPE 1 GP, LLC, its general partner

By:
Name:
Title:

BORROWER PRINCIPAL:

Acknowledged and agreed to with respect to its obligations set forth in Article 4, Section 5.11, Section 5.26, Section 12.6, Article 13, Article 15 and Article 18 hereof:

RFS PARTNERSHIP, L.P., a Tennessee limited partnership

By:	CNL Rose GP CORP., a Delaware corporation, its general partner

By:
Name:
Title:

AFFILIATED LESSEE:

Acknowledged and agreed to with respect to its obligations set forth in Article 4 hereof:

CNL ROSE SPE TENANT CORP., a Delaware corporation

By:
Name:
Title:

LENDER:

BANK OF AMERICA, N.A.

By:
Name:
Title:

2

EXHIBIT A

Annual Budget

EXHIBIT B

Borrower Equity Ownership Structure

Exhibit B to Loan Agreement

ROSE SPE Structure for CMBS (26 Pool)

~~  ~~

HI Phoenix Chandler, AZ; HOM Phoenix Chandler, AZ; HI Sedona, AZ; RI Sacramento/Cal Expo, CA; DT San Diego Del Mar, CA; HI Denver SW Lakewood, CO; RI Wilmington/Newark, DE;  HI Ft. Lauderdale/Cypress, FL;  TPS Miami Airport West, FL;  TPS Miami Lakes, FL;  RI Orlando International Drive, FL; HOL Crystal Lake, IL;  HOL Louisville Southwest, KY; RI Ann Arbor, MI;  CY Flint, MI;  HI Minneapolis Minnetonka, MN;  HI Hattiesburg, MS;  HI Lincoln Airport I-80, NE;  RI Fishkill, NY;  HI Oklahoma City Airport, OK;  HI Tulsa, OK;  RI Warwick, RI; RI Ft. Worth River Plaza, TX; TPS Fort Worth Southwest, TX;  HI Laredo, TX;  and  RI Tyler, TX

v.3.03  11-5-2003

CONFIDENTIALITY NOTICE:  The information contained herein is confidential and intended only for the use of CNL Hospitality Properties, Inc. or it’s affiliates and legal counsel.  If the reader is not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this information is strictly prohibited.

SCHEDULE A

Properties and Initial Allocated Loan Amounts and Percentages

Property	Initial Allocated Loan Amount	Initial Allocated Loan Percentage
Hampton Inn Phoenix Chandler Chandler, Arizona	$2,302,857	1.8%
Homewood Suites Phoenix Chandler Chandler, Arizona	$2,600,000	2.0%
Hampton Inn Sedona Sedona, Arizona	$2,340,000	1.8%
Residence Inn Sacramento/Cal Expo Sacramento, California	$9,842,857	7.6%
Doubletree Hotel San Diego Del Mar San Diego, California	$7,280,000	5.6%
Hampton Inn Denver SW Lakewood Lakewood, Colorado	$1,485,714	1.1%
Residence Inn Wilmington/Newark (the “Wilmington Newark Property”) Wilmington, Delaware	$7,428,571	5.7%
Hampton Inn Ft. Lauderdale-Cypress Creek Ft. Lauderdale, Florida	$2,785,714	2.1%
Towne Place Suites Miami Airport West (the “Miami Airport West Property”) Miami, Florida	$2,971,429	2.3%
Towne Place Suites Miami Lakes (The “Miami Lakes Property”) Miami, Florida	$2,971,429	2.3%
Residence Inn by Marriott International Drive Orlando, Florida	$7,502,857	5.8%
Holiday Inn Crystal Lake Crystal Lake, Illinois	$8,431,429	6.5%
Holiday Inn Southwest Louisville (the “Louisville Southwest Property”) Louisville, Kentucky	$4,828,571	3.7%
Residence Inn Ann Arbor Ann Arbor, Michigan	$4,364,286	3.4%
Courtyard Flint Flint, Michigan	$3,996,571	3.1%

Property	Initial Allocated Loan Amount	Initial Allocated Loan Percentage
Hampton Inn Minneapolis Minnetonka Minnetonka, Minnesota	$1,374,286	1.1%
Hampton Inn Hattiesburg Hattiesburg,Mississippi	$4,605,714	3.5%
Hampton Inn Lincoln Airport I-80 Lincoln, Nebraska	$3,279,714	2.5%
Residence Inn Fishkill Fishkill, New York	$14,508,000	11.2%
Hampton Inn Oklahoma City-Airport I-40 Oklahoma City, Oklahoma	$4,230,571	3.3%
Hampton Inn Tulsa Tulsa, Oklahoma	$2,971,429	2.3%
Residence Inn Warwick Warwick, Rhode Island	$6,314,286	4.9%
Ft. Worth Towne Place Suites-Southwest Ft. Worth, Texas	$3,484,000	2.7%
Residence Inn - Ft. Worth River Plaza Ft. Worth, Texas	$7,242,857	5.6%
Hampton Inn - Laredo Laredo, Texas	$6,760,000	5.2%
Residence Inns Tyler Tyler, Texas	$4,096,857	3.2%

2

SCHEDULE B

Initial Property Manager and Franchisor

Property	Initial Property Manager	Initial Franchisor
Hampton Inn Phoenix Chandler Chandler, Arizona	Promus Hotel, Inc. (“Promus”)	Promus
Homewood Suites Phoenix Chandler Chandler, Arizona	Promus	Promus
Hampton Inn Sedona Sedona, Arizona	Promus	Promus
Residence Inn Sacramento/Cal Expo Sacramento, California	Residence Inn by Marriott, Inc. (“Residence Inn”)	N/A
Doubletree Hotel San Diego Del Mar San Diego, California (“Doubletree Property”)	DT Management, Inc.	Double Tree Hotel Systems, Inc.
Hampton Inn Denver SW Lakewood Lakewood, Colorado	Promus	Promus
Residence Inn Wilmington/Newark Wilmington, Delaware	Residence Inn	N/A
Hampton Inn Ft. Lauderdale-Cypress Creek Ft. Lauderdale, Florida	Promus	Promus
Towne Place Suites Miami Airport West (the “Miami Airport West Property”) Miami, Florida(1)	N/A	N/A
Towne Place Suites Miami Lakes (The “Miami Lakes Property”) Miami, Florida(1)	N/A	N/A
Residence Inn by Marriott International Drive Orlando, Florida	Residence Inn	N/A
Holiday Inn Crystal Lake Crystal Lake, Illinois	Interstate Management Company, LLC (“Interstate”)	Holiday Hospitality Franchising, Inc. (“Holiday”)

(1) With respect to the Miami Airport West Property and the Miami Lakes Property, such Properties are leased to the Non-Affiliated Lessee which may or may not have entered into management agreements and/or franchise agreements for such Properties.

Property	Initial Property Manager	Initial Franchisor
Holiday Inn Southwest Louisville Louisville, Kentucky (“Louisville Property”)	Interstate	Holiday
Residence Inn Ann Arbor Ann Arbor, Michigan	Residence Inn	N/A
Courtyard Flint Flint, Michigan (“Flint Property”)	Flagstone/Interstate(2)	Marriott International, Inc.
Hampton Inn Minneapolis Minnetonka Minnetonka, Minnesota	Promus	Promus
Hampton Inn Hattiesburg Hattiesburg, Mississippi	Promus	Promus
Hampton Inn Lincoln Airport I-80 Lincoln, Nebraska	Promus	Promus
Residence Inn Fishkill Fishkill, New York	Residence Inn	N/A
Hampton Inn Oklahoma City-Airport I-40 Oklahoma City, Oklahoma	Promus	Promus
Hampton Inn Tulsa Tulsa, Oklahoma	Promus	Promus
Residence Inn Warwick Warwick, Rhode Island	Residence Inn	N/A
Ft. Worth Towne Place Suites-Southwest Ft. Worth, Texas	Towne Place Management Corporation (“Towne Place”)	N/A
Residence Inn - Ft. Worth River Plaza Ft. Worth, Texas	Residence Inn	N/A
Hampton Inn - Laredo Laredo, Texas	Promus	Promus
Residence Inns Tyler Tyler, Texas	Residence Inn	N/A

(2) On the Closing Date the Initial Manager is Flagstone Hospitality Management LLC, a Tennessee limited liability company (“Flagstone”).  Borrower anticipates entering into a new Management Agreement in the exact same form as the ones with Interstate for the other Interstate Properties in effect on the Closing Date with Interstate on or before December 31, 2003.

2

SCHEDULE I

REQUIRED REPAIRS

Property Name	Address	Location	Prop. Improvements	ESA Information	Environmental Concerns	Recommendations	Estimated Cost	Reserve Amount (125%)

Courtyard by Marriott	5205 Gateway Centre	Flint, MI	3-story hotel, 102 guest rooms, 2.58-acres, built in 1996, undeveloped and agricultural prior to 1996	Phase I ESA by PSI 6/16/03, inspected 6/6/03	Mold - PSI observed areas of moisture and mold growth in a pool room. PSI issued a mold R&P Plan on November 25, 2003.	Mold remediation required. ESD recommends escrowing funds for remediation. ESD estimate is $10,000.	10,000	12,500

Residence Inn	3303 Troup Highway	Tyler, TX	16 buildings with guest suites, one gatehouse/office building, 4.125 acres, built in 1985, undeveloped prior to 1985	Phase I ESA by PSI 6/16/03, inspected 6/5/03	Mold - Moisture intrusion and visible mold growth were observed in various areas - the gatehouse, closets in guest suites, and near commercial washing machines. PSI issued mold R&P Plan on October 20, 2003.	Mold remediation required. ESD recommends escrowing funds for remediation. ESD estimate for mold remediation is $40,000.	40,000	50,000

Residence Inn	7975 Canada Ave.	Orlando, FL	eleven 2-story hotel buildings, 176 guest rooms, built in 1984, undeveloped prior to 1984	Phase I ESA by PSI 6/9/03, inspected 5/29/03	Mold - Water damage and mold growth were observed in multiple buildings. PSI issued a mold R&P Plan on October 6, 2003.	Mold remediation required. ESD recommends funds be escrowed for remediation. ESD estimate for mold remediation is $176,000.	176,000	220,000

Residence Inn	500 Kilvert St.	Warwick, RI	twelve 2-story hotel buildings with 96 guest rooms, office and storage buildings, 3.80 acres, built in 1989, sand and gravel pit from 1936 to the mid-1980s	Phase I ESA by PSI 6/19/03, inspected 5/30/03	Mold - Water intrusions from roof leaks and small areas of mold growth were observed in six mechanical rooms. PSI issued a mold R&P Plan on September 22, 2003.	Mold remediation required. ESD recommends funds be escrowed for remediation. ESD estimate for mold remediation is $5,000.	5,000	6,250

						TOTAL RESERVES		288,750

SCHEDULE II

REPLACEMENTS

SCHEDULE III

COST BASIS OF PROPERTIES

	Property Name	Brand	Total Assigned Value (from Purch. Accounting)	Land	FF&E	Automobiles	Renovations (Building)	Building	Total Purchase Acctg NBV at 7/10/03
CMBS	Flint	Courtyard	9,769,249	963,479	155,919	4,397	—	8,645,454	9,769,249
CMBS	San Diego Del Mar	Doubletree	23,284,953	1,896,074	1,628,247	—	8,268	19,752,364	23,284,953
CMBS	Phoenix Chandler	Hampton Inn	7,773,222	737,860	213,707	—	3,107	6,818,548	7,773,222
CMBS	Sedona	Hampton Inn	6,028,695	1,469,150	152,093	—	—	4,407,451	6,028,695
CMBS	Denver SW Lakewood	Hampton Inn	11,273,212	745,794	471,465	—	600,356	9,455,597	11,273,212
CMBS	Ft. Lauderdale/Cypress	Hampton Inn	10,045,221	931,111	712,839	12,627	8,642	8,380,002	10,045,221
CMBS	Minneapolis Minnetonka	Hampton Inn	9,872,521	959,038	274,303	—	698,277	7,940,904	9,872,521
CMBS	Hattiesburg	Hampton Inn	11,259,326	467,529	559,715	—	8,152	10,223,930	11,259,326
CMBS	Lincoln Airport I-80	Hampton Inn	8,407,611	609,820	190,586	13,636	698,320	6,895,250	8,407,611
CMBS	Oklahoma City Airport	Hampton Inn	10,230,938	847,150	736,519	13,845	13,337	8,620,088	10,230,938
CMBS	Tulsa	Hampton Inn	11,001,578	589,738	370,253	—	1,047,440	8,994,147	11,001,578
CMBS	Laredo	Hampton Inn	9,300,920	532,909	354,727	—	7,439	8,405,845	9,300,920
CMBS	Crystal Lake	Holiday Inn	19,784,530	2,852,273	1,727,477	—	(3,027)	15,207,807	19,784,530
CMBS	Louisville Southwest	Holiday Inn	12,741,593	881,392	1,172,623	11,866	25,338	10,650,374	12,741,593
CMBS	Phoenix Chandler	Homewood Suites	8,205,405	905,563	536,048	—	—	6,763,794	8,205,405
CMBS	Sacramento/Cal Expo	Residence Inn	18,481,558	1,919,923	1,617,702	—	1,201,158	13,742,775	18,481,558
-CMBS	Wilmington/Newark	Residence Inn	12,293,398	—	392,365	13,481	9,477	11,878,075	12,293,398
CMBS	Orlando International Drive	Residence Inn	15,968,213	1,434,506	1,617,897	—	5,255	12,910,555	15,968,213
CMBS	Ann Arbor	Residence Inn	10,974,675	921,516	868,776	—	—	9,184,383	10,974,675
CMBS	Fishkill	Residence Inn	15,215,711	2,093,959	477,646	—	1,670,850	10,973,257	15,215,711
CMBS	Warwick	Residence Inn	10,147,626	1,745,317	543,968	11,021	3,032	7,844,288	10,147,626
CMBS	Ft. Worth River Plaza	Residence Inn	13,075,233	1,928,207	720,221	—	6,398	10,420,407	13,075,233
CMBS	Tyler	Residence Inn	12,071,622	788,783	657,806	—	103,007	10,522,027	12,071,622
CMBS	Miami Airport West	TownePlace Suites	8,518,695	831,129	380,010	—	—	7,307,556	8,518,695
CMBS	Miami Lakes	TownePlace Suites	8,470,964	780,479	374,080	—	—	7,316,405	8,470,964
CMBS	Ft. Worth Southwest	TownePlace Suites	8,532,580	835,181	447,378	—	37,091	7,212,930	8,532,580
	Total CMBS Properties		302,729,251	28,667,879	17,354,370	80,873	6,151,917	250,474,213	302,729,251

		Depreciation 7/10/03 through 9/30/03			Net Book Value as of 9/30/03
	Property Name	Land	FF&E (Including Autos)	Buildings (Including Renovations)	Land	FF&E (Including Autos)	Buildings (Including Renovations)	Total
CMBS	Flint	—	(5,208)	(49,149)	963,479	155,108	8,596,305	9,714,892
CMBS	San Diego Del Mar	—	(52,894)	(112,338)	1,896,074	1,575,353	19,648,294	23,119,721
CMBS	Phoenix Chandler	—	(6,942)	(38,781)	737,860	206,765	6,782,875	7,727,499
CMBS	Sedona	—	(4,941)	(25,056)	1,469,150	147,152	4,382,395	5,998,698
CMBS	Denver SW Lakewood	—	(15,316)	(57,167)	745,794	456,149	9,998,786	11,200,728
CMBS	Ft. Lauderdale/Cypress	—	(23,567)	(47,689)	931,111	701,899	8,340,955	9,973,965
CMBS	Minneapolis Minnetonka	—	(8,911)	(49,113)	959,038	265,392	8,590,068	9,814,498
CMBS	Hattiesburg	—	(18,183)	(58,169)	467,529	541,532	10,173,913	11,182,975
CMBS	Lincoln Airport I-80	—	(6,634)	(43,169)	609,820	197,588	7,550,401	8,357,808
CMBS	Oklahoma City Airport	—	(24,376)	(49,080)	847,150	725,988	8,584,344	10,157,482
CMBS	Tulsa	—	(12,028)	(57,086)	589,738	358,225	9,984,502	10,932,465
CMBS	Laredo	—	(11,523)	(47,829)	532,909	343,204	8,365,455	9,241,568
CMBS	Crystal Lake	—	(56,118)	(86,438)	2,852,273	1,671,359	15,118,342	19,641,974
CMBS	Louisville Southwest	—	(38,479)	(60,691)	881,392	1,146,010	10,615,021	12,642,424
CMBS	Phoenix Chandler	—	(17,414)	(38,452)	905,563	518,634	6,725,343	8,149,540
CMBS	Sacramento/Cal Expo	—	(52,552)	(84,955)	1,919,923	1,565,150	14,858,978	18,344,051
CMBS	Wilmington/Newark	—	(13,184)	(67,580)	—	392,662	11,819,972	12,212,634
CMBS	Orlando International Drive	—	(52,558)	(73,425)	1,434,506	1,565,339	12,842,385	15,842,230
CMBS	Ann Arbor	—	(28,222)	(52,213)	921,516	840,554	9,132,171	10,894,240
CMBS	Fishkill	—	(15,516)	(71,881)	2,093,959	462,130	12,572,226	15,128,314
CMBS	Warwick	—	(18,029)	(44,611)	1,745,317	536,960	7,802,708	10,084,986
CMBS	Ft. Worth River Plaza	—	(23,397)	(59,276)	1,928,207	696,824	10,367,530	12,992,561
CMBS	Tyler	—	(21,369)	(60,403)	788,783	636,437	10,564,631	11,989,851
CMBS	Miami Airport West	—	(12,345)	(41,543)	831,129	367,665	7,266,013	8,464,807
CMBS	Miami Lakes	—	(12,152)	(41,593)	780,479	361,928	7,274,811	8,417,218
CMBS	Ft. Worth Southwest	—	(14,533)	(41,216)	835,181	432,845	7,208,805	8,476,831
	Total CMBS Properties	—	(566,389)	(1,458,902)	28,667,879	16,868,854	255,167,228	300,703,960

SCHEDULE IV

CLOSING PIP REPORTS

CNL PIP SCHEDULE

Flag	Location	State	2004	2005	2006	Total

Marriott
Residence Inn	Ann Arbor	MI	$828,428	$—	$—	$828,428
Courtyard	Flint	MI	$771,743	$—	$—	$771,743
Residence Inn	Orlando International Drive	FL	$1,901,268	$—	$—	$1,901,268
Residence Inn	Sacramento Cal Expo	CA	$8,435	$—	$—	$8,435
Residence Inn	Fishkill	NY	$311,510	$—	$—	$311,510
Residence Inn	Tyler	TX	$—	$2,102,308	$—	$2,102,308
Residence Inn	Forth Worth River Plaza	TX	$—	$1,912,123	$—	$1,912,123
Residence Inn	Warwick	RI	$—	$851,595	$—	$851,595
TownePlace Suites	Forth Worth	TX	$—	$—	$409,327	$409,327
Residence Inn	Wilmington Newark	DE	$—	$—	$1,777,826	$1,777,826
TownePlace Suites	Miami Airport West	FL	$—	$—	$404,238	$404,238
TownePlace Suites	Miami Lakes	FL	$—	$—	$404,238	$404,238
Internet Access			$513,000	$—	$—	$513,000
			$4,334,384	$4,866,026	$2,995,628	$12,196,038

Interstate
Holiday Inn	Crystal Lakes	IL	$500,000	$—	$—	$500,000
Holiday Inn	Louisville Southwest	KY	$—	$778,484	$—	$778,484
			$500,000	$778,484	$—	$1,278,484

Hilton
Homewood Suites	Phoenix Chandler	AZ	$441,246	$—	$—	$441,246
Hampton Inn	Sedona	AZ	$281,718	$—	$—	$281,718
Hampton Inn	Laredo	TX	$351,996	$—	$—	$351,996
Hampton Inn	Lakewood	CO	$200,613	$—	$—	$200,613
Hampton Inn	Minneapolis Minnetonka	MN	$805,028	$—	$—	$805,028
Hampton Inn	Phoenix Chandler	AZ	$—	$464,900	$—	$464,900
Hampton Inn	Ft. Lauderdale Cypress Creek	FL	$—	$999,598	$—	$999,598
Hampton Inn	Lincoln Airport I-80	NE	$—	$—	$690,251	$690,251
Hampton Inn	Oklahoma City Airport I-40	OK	$—	$—	$871,054	$871,054
Hampton Inn	Hattiesburg	MS	$—	$—	$766,834	$766,834
Hampton Inn	Tulsa	OK	$—	$—	$690,897	$690,897
Internet Access			$336,000	$—	$—	$336,000
			$2,416,602	$1,464,498	$3,019,036	$6,900,135

Hilton
Doubletree	San Diego Del Mar	CA	$—	$—	$528,012	$528,012

Total			$7,250,985	$7,109,008	$6,542,676	$20,902,670